PROSPECTUS


MAY 1, 1997


                               ML NY ASSET I(SM)

                Individual Modified Guaranteed Annuity Contract
                                   issued by

                     ML Life Insurance Company of New York

   Home Office: 100 Church Street, 11th Floor; New York, New York 10080-6511
                             Phone: (800) 333-6524

                                OFFERED THROUGH

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

The contract described in this Prospectus (the "Contract") is issued by ML Life Insurance Company of New York ("ML of New York") and is designed to provide annuity payments in connection with retirement plans that may or may not qualify for special federal income tax treatment under the Internal Revenue Code. The Contract permits contract owners to make a single premium payment to be accumulated at a guaranteed rate or rates of interest depending upon the Guarantee Period or Periods selected by the contract owner. ML of New York may offer Guarantee Periods of from one to ten years. ML of New York reserves the right at any time to decrease or increase the number of Guarantee Periods offered. An individual considering an investment should check with his or her Financial Consultant to determine the availability of Guarantee Periods. At the end of any Guarantee Period the accumulated value may be reinvested for one or more new Guarantee Periods at the current interest rates then offered by ML of New York. A WITHDRAWAL MADE PRIOR TO THE END OF A GUARANTEE PERIOD WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH COULD HAVE THE EFFECT OF EITHER INCREASING OR DECREASING THE CONTRACT OWNER'S ACCOUNT VALUES.

THE PURCHASE OF THIS CONTRACT INVOLVES CERTAIN RISKS. BECAUSE IT IS A MODIFIED GUARANTEED ANNUITY, THE CONTRACT IS SUBJECT TO A MARKET VALUE ADJUSTMENT IF, PRIOR TO THE END OF A SELECTED GUARANTEE PERIOD, FUNDS ARE WITHDRAWN OR THE CONTRACT IS SURRENDERED, THE CONTRACT IS ANNUITIZED OR A DEATH BENEFIT BECOMES PAYABLE. OTHER THAN IN CERTAIN SITUATIONS, SUCH AS PAYMENT OF A DEATH BENEFIT, A MARKET VALUE ADJUSTMENT COULD HAVE THE EFFECT OF DECREASING THE ACCOUNT VALUE. THEREFORE, UNDER ANY OF THE CONDITIONS DESCRIBED ABOVE, CONTRACT OWNERS COULD LOSE A SUBSTANTIAL PORTION OF THE MONEY THEY HAVE INVESTED. CONTRACT OWNERS SHOULD CONSIDER THEIR INCOME NEEDS BEFORE PURCHASING A CONTRACT.

ALL WITHDRAWALS FROM AND SURRENDERS OF A CONTRACT ARE SUBJECT TO TAX, AND IF TAKEN BEFORE AGE 59 1/2, MAY ALSO BE SUBJECT TO A 10% FEDERAL PENALTY TAX.

CONTRACT OWNERS SHOULD NOTE THAT THIS IS AN INTEGRATED ANNUITY CONTRACT FOR INTERNAL REVENUE CODE PURPOSES. THEREFORE, IN DETERMINING THE EXTENT TO WHICH A WITHDRAWAL IS SUBJECT TO TAX, THE ENTIRE ACCOUNT VALUE, NOT JUST THE VALUE OF THE SUBACCOUNT FROM WHICH THE WITHDRAWAL IS MADE, WILL BE TAKEN INTO CONSIDERATION.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
DEFINITIONS............................................................................     3
CAPSULE SUMMARY OF THE CONTRACT........................................................     5
ML LIFE INSURANCE COMPANY OF NEW YORK..................................................     7
DESCRIPTION OF THE CONTRACT............................................................     7
     A.  GENERAL.......................................................................     7
     B.  PREMIUMS......................................................................     7
     C.  SELECTING THE GUARANTEE PERIOD................................................     7
     D.  SUBACCOUNT AND ACCOUNT VALUES.................................................     8
     E.  SUBACCOUNT TRANSFERS..........................................................     8
     F.  FIXING GUARANTEED INTEREST RATES..............................................     9
     G.  WITHDRAWALS...................................................................     9
     H.  MARKET VALUE ADJUSTMENT.......................................................    10
     I.  WITHDRAWAL CHARGE.............................................................    11
     J.  PAYMENT ON DEATH..............................................................    13
     K.  ANNUITY PROVISIONS............................................................    14
     L.  OTHER PROVISIONS..............................................................    16
DISTRIBUTION OF THE CONTRACTS..........................................................    17
FEDERAL TAX CONSIDERATIONS.............................................................    17
PREMIUM TAXES..........................................................................    22
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 PROVISIONS.............................    22
MORE INFORMATION ABOUT ML LIFE INSURANCE COMPANY OF NEW YORK...........................    23
     A.  HISTORY AND BUSINESS..........................................................    23
     B.  SELECTED FINANCIAL DATA.......................................................    24
     C.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS....................................................................    24
     D.  REINSURANCE...................................................................    29
     E.  CONTRACT OWNER ACCOUNT BALANCES...............................................    29
     F.  INVESTMENTS...................................................................    30
     G.  COMPETITION...................................................................    30
     H.  CERTAIN AGREEMENTS............................................................    30
     I.  EMPLOYEES.....................................................................    31
     J.  PROPERTIES....................................................................    31
     K.  STATE REGULATION..............................................................    31
DIRECTORS AND EXECUTIVE OFFICERS.......................................................    33
EXECUTIVE COMPENSATION.................................................................    34
LEGAL PROCEEDINGS......................................................................    37
LEGAL MATTERS..........................................................................    37
EXPERTS................................................................................    37
REGISTRATION STATEMENT.................................................................    37
FINANCIAL STATEMENTS OF ML LIFE INSURANCE COMPANY OF NEW YORK..........................   G-1
APPENDIX...............................................................................   A-1


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No person has been authorized to give any information or to make any representation other than that contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer of, or solicitation of an offer to acquire, any Contracts thereunder offered by this Prospectus in any jurisdiction to anyone to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

                                  DEFINITIONS

account value: The sum of all subaccount values.

annuitant: The person on whose continuation of life annuity payments may depend.

annuitant's beneficiary: The person to whom payment is to be made upon the death of the annuitant.

annuity: A series of predetermined periodic payments.

annuity date: The date shown in the Contract on which payment of an annuity under the Contract will commence.

beneficiary: The person to whom payment is to be made on the death of the contract owner or annuitant. There may be both a contract owner's beneficiary and an annuitant's beneficiary if the owner is not an annuitant.

co-annuitant: If two persons are named as annuitants in the Contract, each is a co-annuitant. In that case, "annuitant" means the co-annuitants, and death of the annuitant refers to the death of the last co-annuitant.

Contract: The Contract described in and offered by this Prospectus.

contract anniversary: Each anniversary of the contract date.

contract date: The date on which a Contract is issued.

contract owner: The person to whom a Contract is issued.

contracts owner's beneficiary: A natural person to whom ownership of the Contract passes upon the contract owner's death and to whom payment is to be made on the death of the contract owner.

contract year: The year starting on the contract date or a contract anniversary and ending on the day immediately prior to the next contract anniversary.

Guarantee Period: The period of years for which a rate of interest is guaranteed to be credited to a subaccount.

Market Value Adjustment: A positive or negative adjustment made to subaccount value. It is applied on withdrawal of all or part of the subaccount value prior to the end of the Guarantee Period. If the annuity date is prior to the end of a Guarantee Period, the Market Value Adjustment may be applied at the annuity date. In addition, a Market Value Adjustment is applied in the event of payment on the death of the contract owner or annuitant prior to the annuity date unless the combined Market Value Adjustments of all affected subaccounts would reduce the contract owner's account value. (See "Market Value Adjustment" on page 10.)

Maximum Guarantee Period Option: An option to have subaccount values automatically transferred to a subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by ML of New York which (i) does not exceed the length of the contract owner's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the annuity date. If the contract owner's annuity date is less than one year from the date of transfer, the subaccount value will be transferred to a subaccount with a one year Guarantee Period.

Maximum Surrender Factors: Factors used in limiting the withdrawal charge. Maximum Surrender Factors are: 10% in contract year 1; 9% in contract year 2; 8% in contract year 3; 7% in contract year 4; 6% in contract year 5; 5% in contract year 6; 4% in contract year 7; 3% in contract year 8; 2% in contract year 9; 1% in contract year 10; and 0% in contract years 11 and later.

net account value: The sum of all net subaccount values.

net subaccount value: The subaccount value after adjustment for any Market Value Adjustment and withdrawal charge applied in connection with a full withdrawal, annuitization or the payment of death benefits upon the death of the contract owner or annuitant prior to the annuity date.

nonqualified contract: A Contract issued in connection with a nonqualified plan.

nonqualified plan: A retirement plan other than a qualified plan.

qualified contract: A Contract issued in connection with a qualified plan.

qualified plan: A retirement plan that receives favorable tax treatment under
Section 401, 403, 404, 408, 457 or any similar provision of the Internal Revenue Code.

Renewal Date: The contract anniversary corresponding to the last day of each current Guarantee Period, which is also the first day of any new Guarantee Period to which subaccount value is transferred. Interest will be credited to the current Guarantee Period until the business day prior to the Renewal Date. Interest will be credited to any Guarantee Period to which subaccount value is transferred beginning as of the Renewal Date.

subaccount: An account maintained under a Contract corresponding to a specified interest rate and Guarantee Period selected by the contract owner.

subaccount value: An amount equal to that part of a single premium allocated by the contract owner to a subaccount, or any reinvestment in a subaccount, plus credited interest, as adjusted for any prior withdrawals and any prior Market Value Adjustments and withdrawal charges.

withdrawal charge: A charge deducted from subaccount value upon a withdrawal made prior to the end of a Guarantee Period.

                        CAPSULE SUMMARY OF THE CONTRACT

THE CONTRACT

This Prospectus describes an individual modified guaranteed annuity contract (the "Contract") issued by ML of New York. The Contract may be purchased by or on behalf of any person acceptable to ML of New York (each, a "contract owner"). The Contract sets forth the contract owner's rights and benefits thereunder. Values and benefits provided under the Contract, including annuity payments, are funded by the general assets of ML of New York.

The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment as "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans or Section 457 deferred compensation ("Section 457") plans.

APPLICATION AND PREMIUMS

The applicant must complete and return a Contract application to ML of New York's Home Office. ML of New York reserves the right to reject any application. The Contract permits the payment of a single premium. The minimum single premium is $5,000.

THE SUBACCOUNTS

One or more subaccounts are maintained under the Contract. The minimum amount which may be allocated to a subaccount is $5,000. A subaccount with a specified Renewal Date is established for each specified interest rate and Guarantee Period selected by the contract owner. A Guarantee Period is the period of years for which a rate of interest is guaranteed. ML of New York may offer Guarantee Periods of from one to ten years. ML of New York reserves the right at any time to decrease or increase the number of guarantee periods offered, but no Guarantee Period will exceed ten years. An individual considering an investment should check with his or her Financial Consultant to determine the availability of Guarantee Periods.

On the Renewal Date, a contract owner's subaccount value for that Guarantee Period will be transferred to one or more subaccounts designated by the contract owner. If ML of New York does not receive timely notice from the contract owner designating the subaccounts to which the subaccount value is to be transferred, the subaccount value will be transferred automatically to a subaccount with a one-year Guarantee Period unless the Maximum Guarantee Period Option is chosen. If the Maximum Guarantee Period Option has been chosen, the subaccount value will be transferred to a new subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by ML of New York which (i) does not exceed the length of the contract owner's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the annuity date.

CHARGES

ML of New York makes no deductions from each single premium. Except for the Market Value Adjustment described below, the only charge made is a withdrawal charge in the event all or part of a net subaccount value is withdrawn. The withdrawal charge is equal to six months of interest on the amount withdrawn based on the guaranteed interest rate of the subaccount from which the withdrawal is made. In no event, however, will the withdrawal charge during the first contract year exceed 10% of the amount withdrawn, declining by one percentage point during each contract year thereafter. No withdrawal charge is imposed in connection with withdrawals made after the end of the tenth contract year. In addition, no charge is made for a withdrawal from a subaccount at the Renewal Date if ML of New York receives written notice of the withdrawal from the contract owner within 30 days prior to the Renewal Date. Also, no withdrawal charge is imposed in the event of payment upon the death of a contract owner or annuitant or, currently, upon annuitization. Premium taxes, if any, will be deducted from the net account value at the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, ML of New York will also deduct a charge for these taxes on any withdrawal, surrender or death benefit effected under a Contract.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment is applied to any withdrawal from a subaccount prior to its Renewal Date. For Contracts issued after regulatory approval has been obtained, it will also be applied at the annuity date with respect to any subaccount if the annuity date is prior to the Renewal Date for that subaccount. However, for Contracts issued before regulatory approval has been obtained, a Market Value Adjustment will not be applied at the annuity date if (i) combined Market Value Adjustments of all affected subaccounts would reduce the contract owner's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen. In addition, a Market Value Adjustment will be applied in the event of payment upon the death of the contract owner or annuitant prior to the annuity date unless the combined effect of the Market Value Adjustments of all affected subaccounts would reduce the account value. The amount of the Market Value Adjustment is determined in accordance with the formula set forth on page 11 and may be positive or negative.

ANNUITY PAYMENTS

Annuity payments will start on the annuity date. The contract owner selects the annuity date and an annuity payment option in the application. The contract owner may select a different annuity date or annuity payment option later.

On the annuity date, the net account value, less any applicable premium taxes, is multiplied by ML of New York's then current annuity purchase rates to determine the amount of each annuity payment. Currently, withdrawal charges do not apply upon annuitization. The net account value is the sum of all net subaccount values. In determining the net account value, a Market Value Adjustment may be applied. If the net account value on the annuity date is less than $2,000 ($3,500 for certain qualified Contracts), ML of New York may pay the net account value in a lump sum in lieu of annuity payments. For tax consequences of a lump sum payment, see "Federal Tax Considerations--Partial Withdrawals and Surrenders" on page 19. If any annuity payment would be less than $20, ML of New York may change the frequency of payments to intervals that will result in payments of at least $20.

PAYMENT ON DEATH

If either the contract owner or the annuitant (if other than the owner) dies prior to the annuity date, ML of New York will pay to the contract owner's beneficiary or annuitant's beneficiary, as applicable, the greater of the account value or the net account value on the date of death plus interest until the date of payment at an annual rate determined by ML of New York from time to time. In determining the net account value, no withdrawal charge will be applied.

If the contract owner dies after the annuity date, any amounts remaining unpaid will be paid to the contract owner's beneficiary pursuant to the same method of distribution in force at the date of death. If the annuitant dies after the annuity date, the annuitant's beneficiary may choose either to have any guaranteed amounts remaining unpaid continue to be paid for the amount or period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum.

WITHDRAWALS

The contract owner may withdraw all or part of the net account value prior to the earlier of the annuity date or the death of the annuitant. For partial withdrawals, the amount withdrawn must be at least $500, the remaining subaccount value, after adjustment for any Market Value Adjustment and withdrawal charge, must be at least $1,000, and the remaining account value must be at least $5,000. Withdrawals from qualified plans may be restricted. (See "Qualified Plans" on page 21.) Withdrawals are subject to tax and prior to age 59 1/2 may also be subject to a 10% federal penalty tax. (See "Federal Tax Considerations" on page 17.)

REPORTS TO CONTRACT OWNERS

At least once each year prior to the annuity date, contract owners will be sent a report outlining the owner's account value, subaccount values, Guarantee Periods, withdrawal charges and Market Value Adjustments, if any, applied during the year. The report will not include financial statements.

FREE LOOK RIGHT

When the contract owner receives the Contract, it should be reviewed carefully to make sure it is what the contract owner intended to purchase. Generally, within ten days after the contract owner receives the Contract, he or she may return it for a refund. Some states allow a longer period of time to return the Contract. The Contract must be delivered to ML of New York's Home Office or to the Financial Consultant who sold it for a refund to be made. ML of New York will then refund to the contract owner all premiums paid into the Contract. The Contract will then be deemed void from the beginning.

                     ML LIFE INSURANCE COMPANY OF NEW YORK

ML of New York is a stock life insurance company organized under the laws of the state of New York in 1973. ML of New York is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), a corporation whose common stock is traded on the New York Stock Exchange.

ML of New York's Home Office address and phone number are 100 Church Street, 11th Floor, New York, New York 10080-6511, (800) 333-6524.

All communications concerning the Contract should be addressed to ML of New York's Home Office.

                          DESCRIPTION OF THE CONTRACT

A.  GENERAL

The Contract is an individual contract which may be issued to any applicant acceptable to ML of New York. The Contract may be issued in connection with either qualified or nonqualified plans. Qualified plans include "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans and Section 457 deferred compensation plans.

Any applicant may purchase a Contract by completing an application and forwarding payment of the single premium to ML of New York's Home Office. The application is subject to ML of New York's acceptance. The rights and benefits of a contract owner are set forth in the Contract. Provisions of any qualified plan in connection with which the Contract is issued, however, may restrict a person's eligibility to own the Contract, the minimum or maximum amount of the single premium, and the owner's ability to exercise the rights and/or receive the benefits provided under the Contract.

B.  PREMIUMS

A Contract will be issued in consideration for the single premium paid by the contract owner. The single premium must be at least $5,000. If the amount of the single premium is more than $500,000, ML of New York reserves the right to limit the amount of the premium. The premium will be allocated to one or more subaccounts as selected by the contract owner. The minimum allocation to a subaccount is $5,000. ML of New York will confirm its receipt of the payment and the subaccounts established for each contract owner.

The Contract does not permit the payment of additional premiums. An application for a separate Contract must accompany each single premium.

C.  SELECTING THE GUARANTEE PERIOD

The contract owner may select one or more Guarantee Periods for the single premium or portion thereof. ML of New York may offer Guarantee Periods of from one to ten years. ML of New York reserves the right at any time to decrease or increase the number of Guarantee Periods offered, but no Guarantee Period offered will exceed ten years. An individual considering an investment should check with his or her Financial Consultant to determine the availability of Guarantee Periods. ML of New York will establish a subaccount corresponding to each guaranteed interest rate and Guarantee Period selected. Once a Guarantee Period has been selected, it cannot be changed. Each subaccount will have a Renewal Date corresponding to the end of the applicable Guarantee Period. The contract owner may not transfer amounts from one subaccount to another prior to the end of a Guarantee Period. The contract owner may, however, withdraw amounts from a subaccount, subject to the restrictions described below and a Market Value Adjustment and withdrawal charge. (See "Market Value Adjustment" on page 10 and "Withdrawal Charge" on page 11.) Withdrawals may have federal income tax consequences, including a 10% penalty on amounts withdrawn. (See "Federal Tax Considerations" on page 17.)

D.  SUBACCOUNT AND ACCOUNT VALUES

A contract owner's account value is the sum of all of his or her subaccount values. Each subaccount value is equal to the amount the contract owner allocated to the subaccount (as part of the single premium or as part of the reinvestment of subaccount value at the end of a Guarantee Period), plus the interest credited thereto at the guaranteed rate, as adjusted for any prior withdrawals, Market Value Adjustments or withdrawal charges. ML of New York offers a guaranteed interest rate for each subaccount. The contract owner is credited with the guaranteed interest rate in effect on the date ML of New York receives his or her premium. The guaranteed interest rate will be credited to the subaccount daily (except on a February 29th) to yield the quoted guaranteed interest rate. Interest will be compounded annually on each contract anniversary.

E.  SUBACCOUNT TRANSFERS

On each subaccount's Renewal Date, the contract owner may transfer amounts in that subaccount to one or more new subaccounts with new Guarantee Periods of any length then offered by ML of New York. The amount transferred will be credited with the interest rate in effect on the Renewal Date for the subaccount to which the amount is transferred. Interest rates for the subaccounts to which transfers are made are guaranteed to be the same as the initial guaranteed interest rates being offered at the time of transfer on new Contracts. In the event that no such guaranteed interest rate is available, the guaranteed interest rate will be determined in the manner described in "Alternative Guaranteed Interest Rate" on page 16. Transfers may not be made other than at the end of the applicable Guarantee Period.

ML of New York will notify the contract owner of his or her right to transfer amounts to new subaccounts at least 30 days prior to the Renewal Date. Prior to the Renewal Date, the contract owner may advise ML of New York of the new subaccounts to which the subaccount value is to be transferred. The minimum amount that can be transferred to any one subaccount is the lesser of (i) $5,000 or (ii) the total subaccount value at the time of transfer. No withdrawal charge or Market Value Adjustment is applied in connection with such transfers. Under current administrative procedures, if instructions are not received by the fifth business day after the Renewal Date, ML of New York will transfer the subaccount value to a new subaccount with a one year Guarantee Period, unless the Maximum Guarantee Period Option has been chosen by the contract owner. Subject to contractual and federal tax restrictions, the contract owner may change his annuity date so that the Guarantee Period of the new subaccount will end on or prior to the annuity date. (See "Annuity Provisions--Change of Annuity Date or Annuity Option" on page 14.)

The Maximum Guarantee Period Option may be selected at any time until the fifth business day after the Renewal Date. If it has been chosen, as of the Renewal Date the subaccount value will be transferred to a new subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by ML of New York which (i) does not exceed the length of the contract owner's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the contract owner's annuity date. Under this option, if the subaccount value cannot be transferred to the longest Guarantee Period in which the contract owner's account value is invested immediately prior to transfer because the Renewal Date of that subaccount would occur after the contract owner's annuity date, the subaccount value will be transferred to a subaccount with the next longest Guarantee Period then offered by ML of New York with a Renewal Date on or prior to the contract owner's annuity date. For example, assume that the Maximum Guarantee Period Option is chosen, that a transfer occurs on March 1, 1998, that the contract owner's annuity date is on August 1, 2003, and that the longest Guarantee Period in which the contract owner's account value is invested is five years. If ML of New York is then offering a five year Guarantee Period, the subaccount value will be transferred to a subaccount with a five year Guarantee Period, since the Renewal Date of that Guarantee Period will end prior to August 1, 2003. If, however, the longest Guarantee Period in which the contact owner's account value is invested is six years or more, the subaccount value will be transferred to a subaccount with a five year Guarantee Period (or, if ML of New York is not then offering a five year Guarantee Period, the longest Guarantee Period of less than five years then offered by ML of New York) since a subaccount with a Guarantee Period of six years would end after August 1, 2003. If the contract owner's annuity date is less than one year from the date of transfer, ML of New York will transfer the subaccount value to a subaccount with a one year Guarantee Period.


F.  FIXING GUARANTEED INTEREST RATES

ML of New York does not have a specific formula for establishing the guaranteed interest rates for the different Guarantee Periods. The determination made will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments which ML of New York may acquire with the amounts it receives as premiums under the Contracts. These amounts will be invested primarily in investment-grade fixed income securities including: securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government; debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investor Services, Inc. (Aaa, Aa, A or
Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service; mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at the time of purchase within the four highest grades described above; other debt investments; commercial paper; and cash or cash equivalents. Contract owners will have no direct or indirect interest in these investments. ML of New York will also consider other factors in determining the guaranteed rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by ML of New York, general economic trends and competitive factors. ML OF NEW YORK'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION OF THE GUARANTEED RATES IT DECLARES. ML OF NEW YORK CANNOT PREDICT OR GUARANTEE THE LEVEL OF FUTURE INTEREST RATES. However, no subaccount will ever have a guaranteed interest rate of less than 3% per year.

G.  WITHDRAWALS

Subject to certain conditions, a contract owner may withdraw all or part of his or her net account value or net subaccount value prior to the earlier of the annuity date or death of the contract owner or annuitant upon written notice received at ML of New York's Home Office before the annuity date. Withdrawals are subject to tax, and prior to age 59 1/2 may also be subject to a 10% federal penalty tax. (See "Federal Tax Considerations" on page 17.) For full withdrawal, the withdrawal notice must be accompanied by the Contract. Under qualified plans, withdrawals may be permitted only in circumstances specified in the plan, the consent of the contract owner's spouse may be required, and under certain
Section 401 plans withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only after the contract owner reaches age 59 1/2 and in other limited circumstances. (See "Qualified Plans" on page 21.)

Partial withdrawals must be at least $500, and the net subaccount value remaining after the withdrawal must be at least $1,000, unless the entire subaccount value is withdrawn. The remaining account value must be at least $5,000. Otherwise, the partial withdrawal will not be permitted. The contract owner must specify the subaccounts from which the withdrawal is to be made. If two or more subaccounts from which the withdrawal is to be made have the same Guarantee Period, the contract owner must first withdraw from the subaccount with the shortest period of time remaining in its Guarantee Period until that subaccount has been depleted.

The amount of the withdrawal will be paid to the contract owner, and any Market Value Adjustment will be made to, and any withdrawal charge will be deducted from, the subaccounts from which the withdrawal is made. Immediately after a partial withdrawal, the subaccount value will equal the subaccount value prior to the withdrawal, plus or minus any applicable Market Value Adjustment, minus any applicable withdrawal charge, and minus the amount withdrawn. In the case of a request to withdraw the entire amount from a subaccount, the contract owner receives the net subaccount value (which reflects any adjustments to the subaccount value for the withdrawal charge and Market Value Adjustment applied in connection with such withdrawal). Upon such full withdrawal, the subaccount value is reduced by the amount withdrawn as well as any applicable withdrawal charge, and the Market Value Adjustment is applied, thereby reducing the subaccount value to zero. (See "Market Value Adjustment" below and "Withdrawal Charge" on page 11.) The tables which appear in the Appendix illustrate the effect of a full withdrawal from a subaccount on the subaccount value.

ML of New York will send the contract owner a notice at least 45 days, but not more than 75 days, prior to the Renewal Date of a subaccount. This notice will inform the contract owner that he or she must notify ML of New York in writing within 30 days prior to the Renewal Date if the owner intends to make a withdrawal from the subaccount without application of a Market Value Adjustment or withdrawal charge on the Renewal Date.

H.  MARKET VALUE ADJUSTMENT

The Contract provides for the imposition of a Market Value Adjustment, determined by application of the formula described below, in three circumstances. First, whenever a contract owner makes a withdrawal from a subaccount, other than one made at, and for which ML of New York has received written notice prior to, the Renewal Date, a Market Value Adjustment will be made.

Second, for Contracts issued after regulatory approval has been obtained, a Market Value Adjustment will be applied at the annuity date to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. For Contracts issued before regulatory approval has been obtained, a Market Value Adjustment will not be applied at the annuity date if (i) combined Market Value Adjustments of all affected subaccounts would reduce the contract owner's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen. Contract owners should refer to their contracts to determine when a Market Value Adjustment will be applied.

Third, a Market Value Adjustment is applied in the event of payment upon the death of the contract owner or the annuitant prior to the annuity date unless the combined Market Value Adjustments of all affected subaccounts would reduce the contract owner's account value.

Because of the Market Value Adjustment provision of the Contract, the contract owner bears the investment risk that the guaranteed interest rates offered by ML of New York at the time the contract owner makes a withdrawal from a subaccount or starts receiving annuity payments may be higher than the guaranteed interest rate of the subaccount to which the Market Value Adjustment is applied, with the result that the contract owner's subaccount value may be substantially reduced.

The Market Value Adjustment will depend on the remaining time in the Guarantee Period of the subaccount from which the withdrawal is made or to which the adjustment is being applied and on the relationship between the guaranteed interest rate of the subaccount from which the withdrawal or payment, as applicable, is made to the current guaranteed interest rates offered at the time the Market Value Adjustment is applied. The Appendix contains tables which illustrate the application of the Market Value Adjustment in the context of full withdrawals from a hypothetical subaccount. The Market Value Adjustment may result in either an increase or decrease in subaccount value, depending on the relationship of (1) the current guaranteed interest rate for a period equal to the time remaining in the subaccount, which rate is interpolated from the rates currently offered by ML of New York for subaccounts with Guarantee Periods closest to such period, to (2) the guaranteed interest rate for the subaccount. If the current guaranteed interest rate of (1) above is lower than the guaranteed rate of (2), application of the Market Value Adjustment will result in an increase in subaccount value; if (1) is higher than (2), application of the Market Value Adjustment will result in a decrease in subaccount value. If the adjustment is positive, the additional amount will be credited to the subaccount. If negative, the amount of the adjustment will be deducted from the subaccount value and will be retained by ML of New York for its own benefit.

The amount of the Market Value Adjustment is based on the relationship of the current guaranteed interest rates offered at the time the Market Value Adjustment is applied to the guaranteed interest rate credited to the subaccount from which the withdrawal or payment, as applicable, is made. If the remaining period of time in the Guarantee Period is a whole number of years, ML of New York uses the guaranteed interest rate currently offered by it for a Guarantee Period equal to the number of remaining years. If the remaining period of time in the Guarantee Period is not a whole number of years, the interest rate is derived from the guaranteed interest rates currently offered for the Guarantee Periods nearest the remaining period of time. This derivation is by straight line interpolation, except where the remaining period of time is less than one year, in which case ML of New York uses the current guaranteed rate for a Guarantee Period of one year. For example, if the remaining period is 4.75 years, the interpolated guaranteed interest rate will be equal to the sum of one-fourth of the four year rate and three-fourths of the five year rate. If the four year rate were 4.8% and the five year rate were 5.0%, the interpolated rate would be 4.95% (4.8% times .25 plus 5.0% times .75).

The Market Value Adjustment is determined from the following formula:

                              1 + B       n/365
          A X   [   1-    (  --------)            ]
                              1 + C

where "A" is (i) the amount withdrawn from the subaccount, in the case of a partial withdrawal, or (ii) the net subaccount value, in the case of (a) a full withdrawal from a subaccount, (b) a payment made due to the death of the contract owner or annuitant prior to the annuity date or (c) annuitization; "B" is the current guaranteed interest rate that ML of New York is offering for a subaccount with a Guaranteed Period of a duration of years equal to "n"/365 or that is interpolated for "n"/365 based on the guaranteed interest rates offered for subaccounts nearest "n"/365 (if n/365 is less than 1, we will assume B is equal to the rate for a one-year Guarantee Period); "C" is the guaranteed interest rate for the subaccount; and "n" is the remaining number of days in the Guarantee Period of the subaccount from which the withdrawal is made or to which the adjustment is applied. In the event that no current guaranteed interest rate is then being offered, "B" will be determined as described in "Alternative Guaranteed Interest Rate" on page 16.

For example, assume that a withdrawal of $20,000 is made from a subaccount with 1,734 days (4.75 years) remaining in the Guarantee Period and a guaranteed interest rate of 4.7%. Assume also that the current guaranteed interest rates for Guarantee Periods of 4 and 5 years are 4.8% and 5%, respectively. "B" is equal to 4.95%, the sum of 5% times .75 and 4.8% times .25. To calculate the Market Value Adjustment, ML of New York divides the sum of 1.00 and "B," 1.0495, by the sum of 1.00 and the guaranteed interest rate for the affected subaccount,
1.047. The resulting figure, 1.0023878, is then taken to the "n"/365 power, or
4.75 (1,734/365), which is 1.0113929. 1.0113929 is subtracted from 1.00 and the resulting figure, -.0113929, is multiplied by the amount of the withdrawal, $20,000, to give -$227.86. Since this figure is a negative number, it is subtracted from the remaining subaccount value, together with any applicable withdrawal charge. If "B" had been 4.45%, instead of 4.95%, the Market Value Adjustment would have been +$225.83, which amount would have been added to the remaining subaccount value.

The greater the difference in interest rates, the greater the effect of the Market Value Adjustment. If in the above example "B" had been 6%, 7% and 8%, the Market Value Adjustment would have been -$1,207.33, -$2,174.62, and -$3,176.40, respectively. The Market Value Adjustment is also affected by the remaining period in the Guarantee Period of the subaccount from which the withdrawal is made, which is "n" in the formula. Thus, if in the first example above "n"/365 were 2.5 or 1.5, the Market Value Adjustment would have been -$119.60 or -$71.68, respectively. Tables showing the impact of the Market Value Adjustment and withdrawal charge on hypothetical contracts are set forth in the Appendix.

I.  WITHDRAWAL CHARGE

A withdrawal charge is imposed if the contract owner makes a withdrawal from a subaccount other than at the Renewal Date of a subaccount where prior written notice is received at ML of New York's Home Office. Subject to the maximum charges described below, the withdrawal charge is equal to one-half of the guaranteed interest rate, based on the guaranteed interest rate of the subaccount from which the withdrawal is made, multiplied by the amount withdrawn. If a withdrawal results in distribution of the full net subaccount value, the withdrawal charge is based on the net subaccount value and reflected in the net subaccount value. Thus, if the guaranteed interest rate is 5% per year, the withdrawal charge will be 2.5% of the amount withdrawn. In no event, however, will the amount of the withdrawal charge assessed in connection with a withdrawal made in a contract year exceed the product of the amount withdrawn and the applicable Maximum Surrender Factor, as set forth below:

                                 CONTRACT YEAR                               FACTOR
                                                                             ------
          1................................................................    10%
          2................................................................     9%
          3................................................................     8%
          4................................................................     7%
          5................................................................     6%
          6................................................................     5%
          7................................................................     4%
          8................................................................     3%
          9................................................................     2%
          10...............................................................     1%
          11 and later.....................................................     0%

In the case of a full withdrawal, the withdrawal charge is reflected in the net subaccount value distributed to the contract owner. In the case of a partial withdrawal, the withdrawal charge will be deducted from the remaining subaccount value of the subaccounts from which the withdrawal is made.

Currently withdrawal charges do not apply upon annuitization. However, ML of New York reserves the right to apply the withdrawal charge on annuitization to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. Withdrawal charges also do not apply to annuity payments, any payment made due to the death of the annuitant or contract owner or any withdrawal made from a subaccount on its Renewal Date if ML of New York receives written notice of the withdrawal at its Home Office within 30 days prior to the Renewal Date.

The application of the withdrawal charge may be illustrated by the following example. Assume a partial withdrawal of $7,000 made from two subaccounts, one with a Guarantee Period of five years and a guaranteed interest rate of 5%, the other with a Guarantee Period of three years and a guaranteed interest rate of 4.8%, and each having a subaccount Value of $5,000. Assume further that the contract owner directs that the partial withdrawal should be taken from the subaccount having the five year Guarantee Period to the maximum extent possible and the remainder taken from the subaccount having the three year Guarantee Period. Assume also that the Market Value Adjustment applied to the five year Guarantee Period operates to reduce its value by 22.5% and that the adjustment applied to the three year Guarantee Period operates to reduce its value by 10%. The maximum withdrawal that can be taken from the subaccount with the five year Guarantee Period is $4,000, since the Market Value Adjustment applied to the $4,000 withdrawal reduces the subaccount value by $900 (22.5% of $4,000) and the withdrawal charge of $100 (.05% divided by 2, times $4,000) exhausts the remaining subaccount value. The remaining portion of the requested withdrawal, $3,000, is deducted from the subaccount with the three year Guarantee Period. Also deducted from that subaccount are the Market Value Adjustment applicable to the $3,000 withdrawal, $300 (10% of $3,000), and the withdrawal charge, $72.00 (4.8% divided by 2 times $3,000), resulting in a remaining subaccount value of $1,628.00 If, however, a $3,000 withdrawal were made in the tenth contract year, the applicable Maximum Surrender Factor (1%) would be less than one-half of the guaranteed interest rate (4.8% divided by 2, or 2.4%). The withdrawal charge, therefore, would be $30 (1% of $3,000).

J.  PAYMENT ON DEATH

Death Prior to the Annuity Date. Subject to the rights of a contract owner's surviving spouse in certain circumstances (described below), if the contract owner or the annuitant (under a Contract where the owner is not an annuitant) dies prior to the annuity date, ML of New York will pay to the contract owner's beneficiary or the annuitant's beneficiary, as applicable, the greater of the account value or the net account value on the date of death (the "death benefit"). Interest will be credited on that value from the date of death until the date of payment at a rate determined by ML of New York in its discretion. In determining the net account value, no withdrawal charge will be applied. Payment will be made upon receipt by ML of New York of proof of the death of the contract owner or annuitant, as applicable, and, subject to the special rules applicable to any contract owner's death (discussed below), will be made in a lump sum unless an annuity option is chosen. If no annuity option is chosen by the 60th day following receipt of the certified death certificate, ML of New York reserves the right to automatically pay the death benefit in a lump sum.

In the event of a contract owner's death, the death benefit generally must be distributed within five years of the death of the contract owner. The contract owner's beneficiary may, however, elect to receive the death benefit pursuant to a payment option under which payments commence within one year of the contract owner's death and which does not extend beyond the life expectancy of the beneficiary. In addition, if the surviving spouse of a deceased contract owner is the contract owner's beneficiary, such spouse may choose to become the contract owner and to continue the Contract in force on the same terms as before the contract owner's death, in which event no death benefit is paid upon the death of the deceased contract owner, and the spouse thereafter shall be the contract owner and the annuitant. If the Contract names more than one contract owner, the death of the contract owner will be deemed to occur when the first contract owner dies.

If the contract owner is not the annuitant, the contract owner may irrevocably elect, prior to the annuitant's death and prior to the annuity date, to continue the Contract in force in the event of the annuitant's death prior to the annuity date on the same terms as before the annuitant's death. If the contract owner makes this election, no death benefit is paid upon the death of the annuitant, and the person designated by the contract owner at the time of the election shall become the annuitant upon the death of the original annuitant prior to the annuity date. This option is available only if the contract owner is a natural person or the Contract is issued in connection with a plan entitled to special tax treatment under Sections 401 or 408 of the Internal Revenue Code.

If a beneficiary does not survive the contract owner or annuitant, as applicable, the estate or heirs of the beneficiary have no rights under the Contract. If no beneficiary survives the contract owner or annuitant, payment will be made to the owner, if living, and if the contract owner is not living, to the owner's estate.

If the contract owner is not an individual, the primary annuitant as determined in accordance with Section 72(s) of the Internal Revenue Code (i.e., the individual the events in the life of whom are of primary importance in affecting the timing or amount of distributions under the Contract) will be treated as the contract owner for purposes of these distribution requirements, and any change in the primary annuitant will be treated as the death of the contract owner.

Death After the Annuity Date. If the contract owner dies after the annuity date, any amounts remaining unpaid will be paid at least as rapidly as under the same method of distribution in force at the date of death. If the annuitant dies after the annuity date, the annuitant's beneficiary may choose either to have any guaranteed amounts remaining unpaid continue to be paid for the amount or period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. (See "Annuity Provisions" on page 14.) The present value will be determined using the interest rate on which annuity payments were determined, and will be less than the sum of the remaining guaranteed payments. If the annuitant's beneficiary dies while guaranteed amounts remain unpaid, the present value of the remaining payments will be paid in a lump sum to the beneficiary's estate.

K.  ANNUITY PROVISIONS

General. Annuity payments will be paid to the contract owner and will commence on the annuity date. The contract owner may or may not be the annuitant. The contract owner designates the annuitant in the Contract application, and may change the annuitant upon written notice to ML of New York. The contract owner may also designate a co-annuitant, in which case the death of the annuitant is deemed to occur when both co-annuitants are deceased.

The amount of monthly annuity payments, other than payments made pursuant to the qualified plan option, will be determined by applying the net account value at the annuity date, less any premium taxes, to the annuity option chosen, using ML of New York's then current annuity rates. Currently, withdrawal charges do not apply upon annuitization. Current annuity rates are guaranteed to be no less favorable than the minimum guaranteed annuity rates shown in the annuity tables contained in the Contract. Premium taxes imposed by states and local jurisdictions currently range from 0% to 5% depending on the tax treatment of the Contract. No premium taxes are currently imposed by the State of New York, but ML of New York cannot guarantee that such taxes will not be assessed by New York in the future. In determining the net account value, for Contracts issued after regulatory approval has been obtained, a Market Value Adjustment will be applied to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. However, for Contracts issued before regulatory approval has been obtained, a Market Value Adjustment will not be applied at the annuity date if (i) combined Market Value Adjustments of all affected Subaccounts would reduce the contract holder's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen.

Selection of Annuity Date and Annuity Options. The contract owner may select the annuity date and an annuity option in the Contract application. If the contract owner does not select an annuity date or an annuity option, the annuity date will be the first day of the next month after the annuitant's 75th birthday and the annuity option will be a life annuity with a 10-year guarantee. ML of New York currently permits contract owners to select an annuity date that is any day of a calendar month. It may not be later than the first day of the next month after the annuitant's 85th birthday. (For qualified Contracts, the annuity date generally may not be later than April 1 of the year after the year in which the annuitant attains age 70 1/2.)

Change of Annuity Date or Annuity Option. The contract owner may change the annuity date or the annuity option on written notice received at ML of New York's Home Office (or by telephone, once a proper authorization form is submitted to the Home Office) at least 30 days prior to the annuity date. Changes of the annuity date are subject to federal tax restrictions. (See "Federal Tax Considerations" on page 17.)

Annuity Options. The contract owner may select any one of the following annuity options or any other option satisfactory to the contract owner and ML of New York. For qualified Contracts, certain restrictions may apply.

PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until the net account value applied under this option is exhausted. The period over which payments are made must be at least 5 years.

PAYMENTS FOR A FIXED PERIOD: Payments will be made for the period chosen. The period must be at least 5 years.

*LIFE ANNUITY: Payments will be made for the life of the annuitant. Payments will cease with the last payment due prior to the annuitant's death.

LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS: Payments will be made for the guaranteed period chosen (10 or 20 years) and as long thereafter as the annuitant lives.

LIFE ANNUITY WITH GUARANTEED RETURN OF NET ACCOUNT VALUE: Payments will be made until the sum of the annuity payments equals the net account value applied under this option, and as long thereafter as the annuitant lives.

*JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made during the lifetimes of the annuitant and a designated second person. Payments will continue as long as either is living.

QUALIFIED PLAN OPTION: This option is available only under qualified Contracts issued in connection with plans qualified under Section 401(a), 403, 404, 408 or 457 of the Internal Revenue Code. Payments may be based on (a) the life expectancy of the annuitant, (b) the joint life expectancy of the annuitant and his or her spouse, or (c) the life expectancy of the surviving spouse if the annuitant dies before the annuity date. Payments will be made annually. Each payment will be equal to the net account value as of the annuity date, plus credited interest and minus aggregate annuity payments previously made, in each case as of the first day of that calendar year, divided by the applicable current life expectancy, as defined by Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the annuity date. Interest will be credited at ML of New York's then current rate for this option. The rate will not be less than that shown in the Contract. On death of the measuring life or lives, any unpaid net account value will be paid to the beneficiary in a lump sum.

*THESE OPTIONS ARE LIFE ANNUITIES UNDER WHICH IT IS POSSIBLE FOR THE CONTRACT OWNER TO RECEIVE ONLY ONE ANNUITY PAYMENT IF THE ANNUITANT (OR THE ANNUITANT AND A DESIGNATED SECOND PERSON) DIES AFTER THE FIRST PAYMENT, OR TO RECEIVE ONLY TWO ANNUITY PAYMENTS IF THE ANNUITANT (OR THE ANNUITANT AND A DESIGNATED SECOND PERSON) DIES AFTER THE SECOND PAYMENT, AND SO ON.

Minimum Annuity Payments. Annuity payments will be made monthly unless the contract owner chooses less frequent payments or the qualified plan option; provided that if any payment would be less than $20, ML of New York may change the frequency so payments are at least $20 each. If the net account value to be applied at the annuity date is less than $2,000 ($3,500 for certain qualified Contracts), ML of New York may elect to pay that amount in a lump sum. (For tax consequences of a lump sum payment, see "Federal Tax Considerations--Partial Withdrawals and Surrenders" on page 19.)

Annuity Rates. Annuity rates will be no less favorable than those shown in the annuity tables contained in the Contract. Those tables show the minimum guaranteed amount of each monthly payment for each $1,000 applied according to the age and sex of the annuitant at the annuity date. The tables are based on the 1983 Table "a" projected forward to 1995 for Individual Annuity Valuation with current mortality adjustments. When required by law, ML of New York will use annuity tables that do not differentiate on the basis of sex.

The Contract contains a formula for adjusting the age of the annuitant based on the annuity date for purposes of determining minimum monthly annuity payments. If the annuity date is prior to the year 2000, there is no age adjustment. If the annuity date is between the years 2000 and 2009, the annuitant's age is reduced by one year. For each decade thereafter, the annuitant's age is reduced one additional year. The maximum age adjustment is four years.

An age adjustment results in a reduction in the minimum monthly annuity payments that would otherwise be made. Therefore, if the rates ML of New York is using are the minimum rates shown in the annuity tables contained in the Contract, it may be advantageous for the contract owner to designate an annuity date that immediately precedes the date on which an age adjustment would occur under the Contract. For example, the annuity payment rates in the annuity tables for an annuitant with an annuity date in the year 2010 are the same as those for an annuity date twelve months earlier, even though the annuitant is one year older, because the new decade results in the annuitant's age being reduced by an additional year. Current annuity rates, unlike the guaranteed rates, do not involve any age adjustment.

Proof of Age, Sex and Survival. ML of New York may require satisfactory proof of the age, sex or survival of any person on whose continued life any payment under the Contract depends.

Misstatement of Age or Sex. If the age or sex of an annuitant is misstated, annuity payments will be adjusted to reflect the correct age and sex. Any amount overpaid as the result of such misstatement will be deducted from the next payments due. Any amount underpaid will be paid in full with the next payment due.

L.  OTHER PROVISIONS

Alternative Guaranteed Interest Rate. In the event that a current guaranteed interest rate is not offered (i) upon transfer at the end of a Guarantee Period or (ii) when a Market Value Adjustment is applied, the interest rate used will be equal to the yield to maturity on Stripped United States Treasury Bills with a maturity date in the same month (or, if unavailable, the next nearest following month) as of the Renewal Date of the subaccount to which the transfer is made or to which a Market Value Adjustment is applied. Such yield to maturity is defined as the yield to maturity published in The Wall Street Journal (Eastern Edition) on the date of such transfer or on which such Market Value Adjustment is applied. If the yield to maturity is not published on such date, the yield to maturity published on the most recent date immediately preceding the date of the transfer or on which the Market Value Adjustment is applied will be used.

Beneficiary. The beneficiary is the person or persons named in the Contract application to whom payment is to be made upon the death of the contract owner or annuitant. If the contract owner is not the annuitant, the contract owner may name one beneficiary to receive payment on death of the contract owner (the contract owner's beneficiary) and a different beneficiary to receive payment on the death of the annuitant (the annuitant's beneficiary). The contract owner's beneficiary must be a natural person. If the contract owner is the annuitant, the contract owner may name only one beneficiary. Unless a beneficiary has been irrevocably designated, the contract owner's beneficiary may be changed while the owner is alive, and the annuitant's beneficiary may be changed while the annuitant is alive. The change of a beneficiary who was named by the contract owner irrevocably may only be made with the written consent of the beneficiary. The estate or heirs of a beneficiary who dies prior to the owner or annuitant have no rights under the Contract. If no beneficiary survives the contract owner or annuitant, payment will be made to the contract owner, if living, or to the contract owner's estate if the contract owner has died. Certain restrictions apply in the case of qualified Contracts.

Assignment. A collateral assignment by the contract owner of his or her rights under the Contract as security for a debt is prohibited. The Contract may be assigned upon written notice to ML of New York prior to the annuity date, however, other than as collateral or security for a loan. If the Contract is issued pursuant to a qualified plan, the contract owner's rights under the Contract may not be assigned, pledged or transferred, unless permitted by law. ML of New York assumes no responsibility for the validity of any such assignment or for any actions taken by it prior to receipt of written notice of an assignment. An assignment of the Contract may have federal income tax consequences. (See "Federal Tax Considerations--Transfers, Assignments, or Exchanges of a Contract" on page 20.)

Notices and Elections. Generally, all notices, changes and choices made by the contract owner under the Contract must be in writing and signed by the proper party, or given in another manner acceptable to ML of New York, and received at ML of New York's Home Office to be effective. However, a contract owner (and, once a proper authorization form is submitted to ML of New York's Home Office, a contract owner's Financial Consultant) may select by telephone the subaccounts in which the subaccount value at the end of a Guarantee Period is to be invested and may also select by telephone the subaccounts from which any partial withdrawals are to be made. In addition, choices regarding the Maximum Guarantee Period Option, pursuant to which ML of New York transfers subaccount values in the absence of instructions from a contract owner, may be made by telephone. ML of New York will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, but are not limited to, possible recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. ML of New York will not be liable for following telephone instructions that it reasonably believes to be genuine. Notices, changes and choices relating to beneficiaries will take effect as of the date signed unless ML of New York has already acted in reliance on the prior status.

Amendment of Contract. ML of New York may amend the Contract at any time, as may be necessary to conform to any applicable law, regulation or ruling issued by a government agency.

Deferral of Payments. All sums payable by ML of New York are payable at its Home Office. ML of New York may require return of a Contract prior to making payment. Payments of partial or full withdrawals may be deferred for up to six months.

Free Look Right. When the contract owner receives the Contract, it should be reviewed carefully to make sure it is what the contract owner intended to purchase. Generally within ten days after the contract owner receives the Contract, he or she may return it for a refund. Some states allow a longer period of time to return the Contract. The Contract must be delivered to ML of New York's Home Office or to the Financial Consultant who sold it for a refund to be made. ML of New York will then refund to the contract owner all premiums paid into the Contract. The Contract will then be deemed void from the beginning. If a contract owner exercises his or her free look right, that contract owner may not submit another application with the same annuitant for ninety days.

Guarantee of Contracts. The federal government or its instrumentalities does not guarantee the Contracts. ML of New York backs the guarantees associated with the Contracts.

                         DISTRIBUTION OF THE CONTRACTS

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the principal underwriter of the Contract. It was organized in 1958 under the laws of the state of Delaware and is registered as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers, Inc. ("NASD"). MLPF&S' principal business address is World Financial Center, 250 Vesey Street, New York, New York 10281.

Contracts are sold by registered representatives (Financial Consultants) of MLPF&S who are also licensed through Merrill Lynch Life Agency, Inc. ("MLLA"), as insurance agents for ML of New York. ML of New York has entered into a distribution agreement with MLPF&S and a companion sales agreement with MLLA through which agreements the Contracts are sold and the Financial Consultants are compensated by MLLA and/or MLPF&S. The maximum commission paid to the Financial Consultant is 2.0% of each premium. In addition, the maximum compensation paid to the Financial Consultant for each reinvestment through the tenth Contract Year is 1.8% of premium reinvested. The maximum additional compensation paid to the Financial Consultant in each year beyond the tenth Contract Year that the Contract remains in force is .28% of the account value. Commissions may be paid in the form of non-cash compensation.

The maximum commission ML of New York will pay to MLLA to be used to pay commissions to Financial Consultants is 3.5% of each premium.

MLPF&S may arrange for sales of the Contract by other broker-dealers who are registered under the Securities Exchange Act of 1934 and are members of the NASD.

                           FEDERAL TAX CONSIDERATIONS

INTRODUCTION

The following discussion is general and is not intended as tax advice.

This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon ML of New York's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.

ML OF NEW YORK DOES NOT MAKE ANY GUARANTEE REGARDING THE TAX STATUS OF ANY CONTRACT OR ANY TRANSACTION INVOLVING THE CONTRACTS.

The Contract may be purchased on a non-qualified tax basis ("non-qualified Contract") or purchased and used in connection with plans qualifying for favorable tax treatment ("qualified Contract"). The qualified Contracts were designed for use by individuals whose premium payment is comprised solely of proceeds from and/or contributions under retirement plans which are intended to qualify as plans entitled to special income tax treatment under Section 401(a), 408, or 457 of the Internal Revenue Code. The ultimate effect of federal income taxes on the amounts held under a Contract, on annuity payments, and on the economic benefit to the contract owner, the annuitant, or the beneficiary depends on the type of retirement plan, on the tax and employment status of the individual concerned and on ML of New York's tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax qualified plan and receiving distributions from a qualified Contract in order to continue receiving favorable tax treatment. Therefore, purchasers of qualified Contracts should seek competent legal and tax advice regarding the suitability of a Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of a Contract. The following discussion assumes that qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

TAXATION OF ML OF NEW YORK

ML of New York is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The assets underlying the Contracts will be owned by ML of New York. The income earned on such assets will be income to ML of New York.

TAX STATUS OF THE CONTRACT

ML of New York believes that the Contract will be treated as an annuity contract and that ML of New York will be treated as owning the assets supporting the Contract for federal income tax purposes. ML of New York, however, reserves the right to modify the Contracts as necessary to prevent the contract owner from being considered the owner of the assets supporting the Contract for federal tax purposes.

Furthermore, in order to be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Internal Revenue Code requires any non-qualified Contract to provide that (a) if any contract owner dies on or after the annuity commencement date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that contract owner's death; and (b) if any contract owner dies prior to the annuity commencement date, the entire interest in the Contract will be distributed within five years after the date of the contract owner's death. These requirements will be considered satisfied as to any portion of the contract owner's interest which is payable to or for the benefit of a "designated beneficiary" and which is distributed over the life of such "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of that contract owner's death. The contract owner's "designated beneficiary" (referred to herein as the "contract owner's beneficiary") is the person designated by such owner as a beneficiary and to whom the contract owner's interest in the Contract passes by reason of death and must be a natural person. However, if the contract owner's "designated beneficiary" is the surviving spouse of the contract owner, the Contract may be continued with the surviving spouse as the new contract owner. Solely for purposes of applying the provisions of Section 72(s) of the Code, when non-qualified Contracts are held by other than a natural person, the death of the annuitant is treated as the death of the contract owner.

The non-qualified Contracts contain provisions which are intended to comply with the requirements of Section 72(s) of the Internal Revenue Code, although no regulations interpreting these requirements have yet been issued. ML of New York intends to review such provisions and modify them if necessary to assure that they comply with the requirements of Internal Revenue Code Section 72(s) when clarified by regulation or otherwise.

Other rules may apply to qualified Contracts.

THE FOLLOWING DISCUSSION ASSUMES THAT THE CONTRACTS WILL QUALIFY AS ANNUITY CONTRACTS FOR FEDERAL INCOME TAX PURPOSES.

FEDERAL TAXES

a.  In General


Section 72 of the Internal Revenue Code governs taxation of annuities in general. ML of New York believes that a contract owner who is a natural person generally is not taxed on increases in the value of a Contract until distribution occurs by withdrawing all or part of the account value (e.g., partial withdrawals and surrenders) or as annuity payments under the annuity option elected. For this purpose, the assignment, pledge, or agreement to assign or pledge any portion of the account value (and in the case of a qualified Contract, any portion of an interest in the qualified plan) generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or an annuity) is taxable as ordinary income. Additionally, certain transfers of a Contract for less than full and adequate consideration, such as a gift, will trigger tax on the excess of the net account value over the contract owner's "investment in the contract" (discussed below).



The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the contract's account value over the "investment in the contract" during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person may wish to discuss these with a competent tax adviser.


The following discussion generally applies to Contracts owned by natural persons.

b.  Partial Withdrawals and Surrenders

In the case of a partial withdrawal or surrender under a qualified Contract, under Section 72(e) of the Internal Revenue Code a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the participant's total accrued benefit or balance under the retirement plan. The "investment in the contract" generally equals the portion, if any, of any premium payments paid by or on behalf of any individual under a Contract which was not excluded from the individual's gross income. For Contracts issued in connection with qualified plans, the "investment in the contract" can be zero. Special tax rules may be available for certain distributions from qualified Contracts.

In the case of a partial withdrawal under a non-qualified Contract before the annuity date, under Internal Revenue Code Section 72(e) amounts received are generally first treated as taxable income to the extent that the account value immediately before the partial withdrawal (increased by the net excess, if any, of the sum of all Market Value Adjustments that increase any subaccount value over the sum of all Market Value Adjustments that decrease any subaccount value which result from the partial withdrawal) exceeds the "investment in the contract" at that time. Any additional amount withdrawn is not taxable.

It is important to note that the Contract is an integrated annuity contract and that therefore in determining the extent to which a withdrawal from one subaccount is taxable, the account value and "investment in the contract" for the entire Contract, not just the subaccount from which the withdrawal is made, will be taken into account.

In the case of a surrender under a non-qualified Contract, under Section 72(e) amounts received are generally treated as taxable income to the extent the net amount received exceeds the "investment in the contract" at that time.

c.  Annuity Payments

Although tax consequences may vary depending on the annuity option elected under the Contract, under Internal Revenue Code Section 72(b), generally gross income does not include that part of any amount received as an annuity under an annuity contract that bears the same ratio to such amount as the investment in the contract bears to the expected return at the annuity date. In this respect (prior to recovery of the investment in the contract), there is generally no tax on the amount of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each income payment is taxable. In all cases, after the "investment in the contract" is recovered, the full amount of any additional annuity payments is taxable.

d.  Penalty Tax on Certain Withdrawals

In the case of a distribution pursuant to a non-qualified Contract, there may be imposed a federal penalty tax equal to 10% of the amount treated as taxable income. In general, however, there is no penalty tax on distributions: (1) made on or after the date on which the contract owner attains age 59 1/2; (2) made as a result of death or disability of the contract owner; (3) received in substantially equal periodic payments over the life or life expectancy of the contract owner (or joint life or life expectancy of the contract owner and a designated beneficiary). In certain circumstances, other exceptions may apply. Other tax penalties may apply to certain distributions under a qualified Contract.

e.  Taxation of Death Benefit Proceeds

Amounts may be distributed from a Contract because of the death of the contract owner, the annuitant, or the co-annuitant. Generally, such amounts are includable in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract, as described above, or (2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above.

f.  Transfers, Assignments, or Exchanges of a Contract


A transfer of ownership of a Contract, the designation of an annuitant, payee or other beneficiary who is not also the contract owner, or the exchange of a Contract (or this Contract along with one or more other annuity contracts) for one or more new annuity contracts may result in certain tax consequences to the owner that are not discussed herein. A contract owner contemplating any such transfer, assignment, or exchange of a Contract should contact a competent tax adviser with respect to the potential tax effects of such a transaction.


g.  Multiple Contracts

All non-qualified annuity contracts entered into after October 21, 1988 that are issued by ML of New York (or its affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includable in gross income under Section 72(e) of the Internal Revenue Code. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Section 72(e) through the serial purchase of annuity contracts or otherwise. Congress has also indicated that the Treasury Department may have authority to treat the combination purchase of an immediate annuity contract and a separate deferred annuity contract as a single annuity contract under its general authority to prescribe rules as may be necessary to enforce the income tax laws.

h.  Withholding


Pension and annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Recipients, however, generally are provided the opportunity to elect not to have tax withheld from distributions, except certain distributions under certain qualified Contracts.


i.  Possible Changes in Taxation

In past years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. For example, one such proposal would have changed the tax treatment of non-qualified annuities that did not have "substantial life contingencies" by taxing income as it is credited to the annuity. Although, as of the date of this prospectus, Congress is not actively considering any legislation regarding the taxation of annuities, there is always the possibility that the tax treatment of annuities could change by legislation or other means (such as Internal Revenue Service regulation, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).

j.  Other Tax Consequences

As noted above, the foregoing discussion of the federal income tax consequences under the Contract is not exhaustive and special rules are provided with respect to other tax situations not discussed in this Prospectus. Further, the federal income tax consequences discussed herein reflect ML of New York's understanding of current law and the law, or its interpretation by the Internal Revenue Service, may change. Federal estate and state and local income, estate, inheritance, and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each contract owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

QUALIFIED PLANS


The Contract is designed for use with several types of qualified plans. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant or to both may result if the Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits prior to transfer of the Contract. The tax rules applicable to contract owners in qualified plans, including restrictions on contributions and benefits, taxation of distributions, and any tax penalties, vary according to the type of plan and the terms and conditions of the plan itself. Various tax penalties may apply to contributions in excess of specified limits, aggregate distributions in excess of $150,000 annually (except in 1997, 1998, and 1999), distributions that do not satisfy specified requirements, and certain other transactions with respect to qualified plans. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified plans. Contract owners, annuitants and beneficiaries are cautioned that the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. Some retirement plans are subject to distribution and other requirements that are not incorporated into ML of New York's administration procedures. Owners, participants, and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law. Following are brief descriptions of the various types of qualified plans in connection with which ML of New York will issue a Contract. When issued in connection with a qualified plan, a Contract will be amended as necessary to conform to the requirements of the Internal Revenue Code.


H.R. 10 Plans

The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10," permits self-employed individuals to establish qualified plans for themselves and their employees. In order to establish such a plan, a plan document, often in prototype form preapproved by the Internal Revenue Service, is adopted and implemented by or for the self-employed person. Purchasers of Contracts for use with H.R. 10 Plans should seek competent advice regarding the suitability of the proposed plan documents and of the Contract to their specific needs.

Individual Retirement Annuities and Individual Retirement Accounts

Section 408 of the Internal Revenue Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or Individual Retirement Account (each hereinafter referred to as "IRA"). Also, distributions from certain other types of qualified plans may be "rolled over" on a tax-deferred basis into an IRA. Sales of the Contracts for use with or as IRAs may be subject to special disclosure requirements of the Internal Revenue Service. Purchasers of the Contract for use with or as IRAs will be provided with supplemental information required by the Internal Revenue Service or other appropriate agency. Such purchasers will have the right to revoke their purchase within 7 days of the earlier of the establishment of the IRA or their purchase. Purchasers should seek competent advice as to the suitability of the Contract for use with or as IRAs.

Corporate Pension and Profit Sharing Plans

Section 401(a) of the Internal Revenue Code permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of the Contracts in order to accumulate retirement savings under the plans. Corporate employers intending to use the Contracts in connection with such plans should seek competent advice.

Section 457 Deferred Compensation ("Section 457") Plans

Under Section 457 of the Internal Revenue Code, employees and independent contractors who perform services for tax-exempt employers may participate in a
Section 457 plan of their employer allowing them to defer part of their salary or other compensation. The amount deferred and any income on such amount will not be taxable until paid or otherwise made available to the employee.

The maximum amount that can be deferred under a Section 457 plan in any tax year is ordinarily one-third of the employee's includable compensation, up to $7,500. Includable compensation means earnings for services rendered to the employer which is includable in the employee's gross income, but excluding any contributions under the Section 457 plan or a Tax-Sheltered Annuity. During the last three years before an individual attains normal retirement age additional "catch-up" deferrals are permitted.


The deferred amounts will be used by the employer to purchase the Contracts. Contracts will be issued to the employer. For a non-governmental Section 457 plan, all account values will be subject to the claims of the employer's creditors and the employee has no rights or vested interest in the Contract. The employee is only entitled to payment in accordance with the Section 457 plan provisions. Present federal income tax law does not allow tax-free transfers or rollovers for amounts accumulated in a Section 457 plan except for transfers to other Section 457 plans in certain limited cases.


Restrictions under Qualified Contracts

Other restrictions with respect to the election, commencement, or distribution of benefits may apply under qualified contracts or under the terms of the plans in respect of which qualified contracts are issued.

                                 PREMIUM TAXES

Various states, municipalities and jurisdictions impose a premium tax on annuity premiums when they are received by an insurance company. In other jurisdictions, a premium tax is paid on the contract value on the annuity date.

ML of New York will pay these taxes when due, and a charge for any premium taxes imposed by a state, local government or jurisdiction will be deducted from the contract value on the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, ML of New York will also deduct a charge for these taxes on any withdrawal, surrender or death benefit effected under a Contract. Premium tax rates vary from jurisdiction to jurisdiction and currently range from 0% to 5%.

Premium tax rates are subject to change by law, administrative interpretations, or court decisions. Premium tax amounts will depend on, among other things, the participant's state or jurisdiction of residence, ML of New York's status within that state or jurisdiction, and the premium tax laws of that state or jurisdiction. No premium taxes are currently imposed by the state of New York, but ML of New York cannot guarantee that such taxes will not be assessed by New York in the future.

           EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 PROVISIONS

The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes fiduciary, prohibited transaction and other requirements with respect to employee benefit plans to which it applies. In certain circumstances these requirements may be applicable to the management of an insurance company account. ML of New York believes that the account established for the Contracts is a guaranteed contract separate account within the meaning of Prohibited Transaction Class Exemption 81-82 and that assets attributed to the account will not be treated as "plan assets", under regulations promulgated by the Department of Labor. Prior to purchasing a Contract, however, the fiduciary responsible for investments of a plan subject to ERISA should become fully informed regarding the relevant terms of the Contract, including the Market Value Adjustment and withdrawal charge, and should take account of the anticipated liquidity needs of the plan in determining whether to purchase the Contract.

          MORE INFORMATION ABOUT ML LIFE INSURANCE COMPANY OF NEW YORK

A.  HISTORY AND BUSINESS

ML of New York is a stock life insurance company organized under the laws of the State of New York on November 28, 1973. ML of New York (originally named "Agway Life Insurance Company") was purchased by The Equitable Life Assurance Society of the United States ("The Equitable") for $9.5 million on May 21, 1986 and renamed Royal Tandem Life Insurance Company. On September 11, 1991, Royal Tandem Life Insurance Company changed its name to ML Life Insurance Company of New York.

Prior to 1987, ML of New York was engaged in the business of issuing non-participating whole life and term life insurance contracts. During 1987, ML of New York entered into various agreements with Monitor Life Insurance Company of New York ("Monitor") whereby Monitor initially coinsured and administered, effective March 5, 1987, and then ultimately assumed, effective July 31, 1987, ML of New York's ordinary non-participating individual life insurance and annuity business.

On July 31, 1987, The Equitable sold 25% of its common stock interest in ML of New York to Merrill Lynch for approximately $3 million. Immediately following the sale, The Equitable and Merrill Lynch simultaneously contributed their respective interests in the common stock of ML of New York to the capital of Tandem Financial Group, Inc. ("TFG"). On October 11, 1989, Merrill Lynch purchased all of the shares of capital stock of TFG owned by The Equitable for $86.3 million, and TFG became a wholly owned subsidiary of Merrill Lynch. On September 6, 1990, TFG changed its name to Merrill Lynch Insurance Group, Inc. ("MLIG"). ML of New York and its affiliate Merrill Lynch Life Insurance Company ("Merrill Lynch Life") are direct wholly owned subsidiaries of MLIG.

On November 14, 1990, ML of New York and Tandem Insurance Group, Inc. ("Tandem Insurance," a life insurance company now merged with and into Merrill Lynch
Life) entered into an indemnity reinsurance and assumption agreement. Pursuant to this agreement, on December 31, 1990, ML of New York and Tandem Insurance reinsured on a 100% indemnity basis all variable life insurance policies (the "reinsured policies") issued by Monarch Life Insurance Company ("Monarch Life") and sold through affiliates of MLPF&S. As a result, ML of New York became obligated to reimburse Monarch Life for its net amount at risk with regard to the reinsured policies. In connection with the indemnity reinsurance, assets of approximately $65 million supporting general account reserves were transferred from Monarch Life to ML of New York.

On various dates through April 22, 1991, ML of New York and Tandem Insurance assumed the reinsured policies wherever permitted by appropriate regulatory authorities, replacing Monarch Life. In connection with the assumption, assets and reserves associated with the reinsured policies of approximately $290 million were transferred to ML of New York, of which approximately $261 million were held in the ML of New York Variable Life Separate Account. The aggregate face amount of the reinsured policies assumed by ML of New York was approximately $700 million.

Information pertaining to contract owner deposits, contract owner account balances, and capital contributions can be found in ML of New York's financial statements which are contained herein.


ML of New York is currently licensed to conduct life insurance and annuity business in 9 states. It currently sells its annuity products and variable life insurance products only in the state of New York. During 1996, annuity and life insurance sales were made principally in New York (93%, as measured by total contract owner deposits).

ML of New York's life insurance and annuity products will be sold only by licensed agents through MLLA which is a wholly owned subsidiary of MLPF&S, pursuant to a general agency agreement by and between ML of New York and MLLA. Sales are made by career life insurance agents whose sole responsibility is the sale and servicing of insurance, and by Financial Consultants of MLPF&S who are also licensed as insurance agents. At December 31, 1996, approximately 2,404 agents of MLLA were authorized to act for ML of New York.


B.  SELECTED FINANCIAL DATA

The following selected financial data for ML of New York should be read in conjunction with the financial statements and notes thereto included in this Prospectus.


                                                           SELECTED FINANCIAL DATA
                                                      FOR THE PERIODS ENDED DECEMBER 31,
                                       ----------------------------------------------------------------
                                          1996          1995         1994         1993          1992
                                       ----------    ----------    --------    ----------    ----------
                                                                (IN THOUSANDS)
Net investment income...............   $   27,520    $   29,819    $ 32,679    $   50,661    $   65,378
Earnings Before Federal Income
  Tax...............................   $   13,809    $   15,242    $  7,291    $    2,400    $      368
Net Earnings........................   $    9,219    $   10,064    $  5,473    $    1,808    $      191
Total Assets........................   $1,008,067    $1,003,347    $920,722    $1,045,313    $1,102,688
Stockholder's Equity................   $   84,554    $  110,779    $ 95,813    $   92,776    $   92,247



C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Financial Statements and Notes to Financial Statements included herein.



Business Environment



ML of New York conducts its business in the life insurance and annuity markets of the financial services industry. These markets are faced with an increased strengthening of the regulatory environment with particular emphasis on company solvency and sales practice monitoring. The legal barriers which have historically segregated many of the markets in the financial services industry are being challenged through both legislative and judicial processes. The distribution channels for life insurance and annuity products are diversifying and now include banks, full service and discount securities brokers, and financial planners. Demographically, the population is aging, which favors life insurance and annuity products. In particular, management anticipates that markets will expand for estate planning products, annuities, long term care and business insurance.



Summary



ML of New York sells variable and interest sensitive life insurance and annuity products through Merrill Lynch's retail network of Financial Consultants. ML of New York competes for Merrill Lynch's clients' life insurance and annuity business with non-affiliated insurers whose products are also sold through Merrill Lynch's retail network ("non-proprietary products"), and with insurers who solicit this business directly. In the view of management, the product lines which ML of New York offers are highly competitive with most major life insurers offering similar products. ML of New York competes with these insurers by integrating its products into Merrill Lynch's planning-based financial management program.



ML of New York's financial management is based on conservative investment and liability management and regular monitoring of its risk profile. ML of New York also seeks to provide superior customer service and financial management to promote the competitiveness of its products. ML of New York's customer service centers have established standards of performance that are monitored on a regular basis. Managers and employees in the customer service centers are periodically evaluated based on their performance in meeting these standards.



ML of New York has strategically placed its marketing emphasis on the sale of variable annuities, modified guaranteed annuities and variable life insurance products. These products are designed to address the retirement and estate planning needs of Merrill Lynch's clients. The variable annuity product provides tax deferred savings with the opportunity for diversified investing in a wide selection of underlying mutual fund portfolios. The modified guaranteed annuity product provides a guaranteed fixed interest-crediting rate for a period selected by the contract owner, but imposes a market value adjustment for withdrawals prior to the expiration of the guarantee period. ML of New York offers a variable life insurance product which provides life insurance protection and allows the policyholder to allocate the cash value of the policy to underlying diversified mutual fund portfolios. The following table summarizes ML of New York's sales activity for the three years ending December 31, 1996:



                                                       PREMIUMS COLLECTED           % CHANGE
                                                      --------------------    --------------------
                                                      1996    1995    1994    1996 - 1995 1995 - 1994
                                                      ----    ----    ----    --------    --------
                                                         (IN MILLIONS)
Variable Annuities:
     New Premium...................................   $21     $18     $ 40        17%        (55)%
     Internal Tax Free Exchange....................     3       7       62       (57)%       (89)%
                                                      ----    ----    ----    --------    --------
                                                       24      25      102        (4)%       (75)%
                                                      ----    ----    ----    --------    --------
Modified Guaranteed Annuities:
     New Premium...................................     3      19       12       (84)%        58%
     Internal Tax Free Exchange....................     2      19       34       (90)%       (44)%
                                                      ----    ----    ----    --------    --------
                                                        5      38       46       (87)%       (17)%
                                                      ----    ----    ----    --------    --------
Variable Life Insurance............................    13      10        9        30%         11%
                                                      ----    ----    ----    --------    --------
                                                       13      10        9        30%         11%
                                                      ----    ----    ----    --------    --------
Other..............................................     0       1        0      (100)%       100%
                                                      ----    ----    ----    --------    --------
          Total Premiums...........................   $42     $74     $157       (43)%       (53)%
                                                      ====    ====    ====    ========    ========
New Premium........................................   $37     $48     $ 61       (23)%       (21)%
     Internal Tax Free Exchange....................     5      26       96       (81)%       (73)%
                                                      ----    ----    ----    --------    --------
          Total Premiums...........................   $42     $74     $157       (43)%       (53)%
                                                      ====    ====    ====    ========    ========



During 1996, ML of New York's sales volume continued the decline begun in 1995, but at a slightly reduced rate. Approximately 66% of the decline in sales volume between 1996 and 1995 and 84% between 1995 and 1994 was attributable to an anticipated reduction in internal tax free exchanges of fixed rate annuity contracts reaching the end of interest rate guarantees. Specifically, at the expiration of an interest rate guarantee period of a fixed rate annuity contract, the contract owner has an option to either surrender the contract without incurring a surrender charge, or to "renew" with an adjustment of the interest crediting rate to the prevailing rate at the time of renewal. ML of New York has also offered those contract owners electing to surrender a fixed rate contract the opportunity to exchange their contract for either a variable annuity or modified guaranteed annuity contract issued by ML of New York. The amount of fixed rate annuity contracts which reached the expiration of their interest rate guarantee period was $12 million, $52 million and $228 million for 1996, 1995 and 1994, respectively. This decrease was the primary contributing factor to the reduction in internal tax free exchanges.



During 1996, new premiums declined by 23% as compared to a 21% decline during 1995. The 1996 decline was attributable to reduced sales of the modified guaranteed annuity product. Sales volumes of this product are reflective of the current interest rate environment and will increase and decrease in a direct relationship with the increase and decrease in interest rates. Sales of this product during the three years ending December 31, 1996, were concentrated during the second half of 1994 and the first half of 1995, generally reflecting higher interest rates during this period.



Partially offsetting the decline in modified guaranteed annuity sales was a 17% increase in variable annuity sales during 1996 as compared to 1995. This compares to a 55% decrease during 1995 as compared to 1994. Management attributes the changes in variable annuity sales volume to several factors. First, during both 1995 and 1996, the equity markets rose steadily, reflected by increases in the Standard and Poor's 500 Composite Stock Price Index in those years of 34% and 20%, respectively. Management believes that the generally favorable equity markets have contributed to the increase in sales of the variable annuity product, which reflect some delay in investor recognition regarding these rising markets. Second, during 1996, Merrill Lynch began offering to ML of New York variable annuity contract owners an asset allocation service. A portfolio manager allocates the participating contract owner's account value among the available underlying mutual fund portfolios based on the contract owner's investment objectives and risk tolerance. ML of New York does not receive any financial remuneration from Merrill Lynch for this service; however, management believes that its availability has had a positive effect on variable annuity sales volume.



During December 1996, ML of New York added five underlying mutual fund portfolios managed by three unaffiliated investment advisors to certain of its variable annuity product. ML of New York plans to add these portfolios to certain variable life products in 1997. A number of these mutual fund portfolios generally have aggressive growth investment objectives and complement the underlying portfolios managed by Merrill Lynch Asset Management, L.P., an indirect subsidiary of Merrill Lynch.



During 1996, Merrill Lynch continued offering for sale several non-proprietary variable annuity products, which resulted in reduced sales of ML of New York's variable annuity product. Additionally, ML of New York's variable annuity product received relatively negative performance evaluations by certain mutual fund research firms during 1995. These negative evaluations stemmed from the performance of several of the product's core underlying fund portfolios which did not meet or exceed fund category averages. During the fourth quarter of 1995, the senior portfolio manager was changed for three of the variable annuity's core underlying fund portfolios. The new manager has restructured the investment composition of these three portfolios and has had some early success improving their performance. However, mutual fund managers are generally evaluated based on three years of performance data, and as such the effect of this change on 1996 variable annuity sales was minimal in management's opinion.



Variable life sales as measured by premiums increased 30% during 1996 as compared to 1995 and 11% during 1995 as compared to 1994. Management attributes this increase to Merrill Lynch's planning-based financial management program for individual investors. Approximately 65% of all financial plans completed contain a recommendation that the purchase of life insurance may resolve an identified need. The implementation of these recommendations has, in management's view, contributed to the growth in variable life premiums.



Both interest-sensitive and variable deferred annuities currently provide certain tax advantages that similar non-insurance investments do not possess. Congressional action could limit or eliminate this tax advantage. Such actions would have significant competitive consequences on the insurance industry and ML of New York.



Financial Condition



At December 31, 1996, ML of New York's assets were $1.008 billion, or $5 million higher than the $1.003 billion in assets at December 31, 1995. The increase in assets is primarily attributable to increases in the market value of investments in the separate accounts. Separate accounts investments increased $47 million as a result of market value increases from the strong equity markets, which were partially offset by the increasing interest rate environment. During 1996, interest rates increased in excess of 69 basis points, resulting in a $7 million decrease in the market value of general account fixed maturity securities investments. After adjustments to deferred policy acquisition costs and Federal income taxes -- deferred, total general account assets decreased $6 million during 1996 as a result of the increasing interest rate environment.

During 1996, ML of New York continued to experience contract owner withdrawals exceeding deposits. Withdrawals for 1996 were $62 million compared to deposits of $32 million, resulting in net cash outflow from contract owner activity of $30 million.



ML of New York continued during 1996 to concentrate its marketing emphasis on the sale of variable products, resulting in the reallocation of assets from the general account to the separate accounts. As of December 31, 1996 and 1995, ML of New York's percentage of separate accounts assets to total assets was 59% and 54%, respectively. ML of New York anticipates that the percentage of separate accounts assets to total assets will continue to increase.



ML of New York maintains a conservative general account investment portfolio. ML of New York's investment in equity securities, mortgages and real estate are significantly below the industry average. ML of New York has no real estate investments. The following schedule identifies ML of New York's general account invested assets by type:



Investment Grade Fixed Maturity Securities...........................................    70%
Policy Loans.........................................................................    23%
Non-Investment Grade Fixed Maturity Securities.......................................     3%
Equity Securities....................................................................     3%
Mortgages Loans......................................................................     1%
                                                                                        ---
                                                                                        100%
                                                                                        ===



ML of New York's investment in collateralized mortgage obligations ("CMO") and mortgage backed securities ("MBS") had a carrying value of $47 million as of December 31, 1996. At December 31, 1996 approximately 73% of ML of New York's CMO and MBS holdings were fully collateralized by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. ML of New York held at December 31, 1996 approximately $11 million of CMO and MBS securities which had relatively higher projected cash flow volatility in changing interest rate environments as compared to the Company's CMO and MBS investment portfolio taken as a whole. CMOs and MBS securities are structured to allow the investor to determine, within certain limits, the amount of interest rate risk, prepayment risk and default risk that the investor is willing to accept. It is this level of risk that determines the degree to which the yields on CMOs and MBS securities will exceed the yields that can be obtained from similarly rated corporate securities.



As of December 31, 1996, ML of New York had 4,422 life insurance and annuity contracts in-force with interest rate guarantees. The estimated average rate of interest credited on behalf of contract owners was 5.51% during 1996. The liabilities related to insurance contracts with interest rate guarantees were supported by invested assets with an estimated effective yield of 7.31% during 1996.



Liquidity and Capital Resources



ML of New York's liquidity requirements include the payment of sales commissions and other underwriting expenses and the funding of its contractual obligations for the life insurance and annuity contracts it has in-force. ML of New York has developed and utilizes a cash flow projection system and regularly performs asset/liability duration matching in the management of its asset and liability portfolios. ML of New York anticipates funding all its cash requirements utilizing cash from operations, normal investment maturities and anticipated calls and repayments, consistent with prior years. As of December 31, 1996, ML of New York's assets included $216 million of cash, short-term investments and investment grade publicly traded fixed maturity securities that could be liquidated if funds were required.



In order to continue to market life insurance and annuity products, ML of New York must meet or exceed the statutory capital and surplus requirements of the insurance departments of the states in which it conducts business. Statutory accounting practices differ from generally accepted accounting principles ("GAAP") in two major respects. First, under statutory accounting practices, the acquisition costs of new business are charged to expense, while under GAAP they are amortized over a period of time. Second, under statutory accounting practices, the required additions to statutory reserves for new business in some cases may initially exceed the statutory revenues attributable to such business. These practices result in a reduction of statutory income and surplus at the time of recording new business.



The National Association of Insurance Commissioners utilizes the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital that a life insurance company should have based upon that company's risk profile. As of December 31, 1996 and 1995, based on the RBC formula, ML of New York's total adjusted capital level was well in excess of the minimum amount of capital required to avoid regulatory action.



ML of New York has developed a comprehensive capital management plan that will continue to provide appropriate levels of capital for the risks which ML of New York assumes, but will allow ML of New York to reduce its absolute level of surplus. In implementing this plan, ML of New York paid dividends to MLIG of $35 million during 1996.



ML of New York believes that it will be able to fund the capital and surplus requirements of projected new business from current statutory earnings and existing statutory capital and surplus. If sales of new business significantly exceed projections, ML of New York may have to look to its parent and other affiliated companies to provide the capital or borrowings necessary to support its current marketing efforts. ML of New York's future marketing efforts could be hampered should its parent and/or affiliates be unwilling to commit additional funding.



Results of Operations



ML of New York's gross earnings are principally derived from two sources: (i) the net income from investment of fixed rate life insurance and annuity contract owner deposits less interest credited to contract owners, commonly known as spread, and (ii) the charges imposed on variable life insurance and variable annuity contracts. The costs associated with acquiring contract owner deposits are amortized over the period in which ML of New York anticipates holding those funds. In addition, ML of New York incurs expenses associated with the maintenance of in-force contracts.



1996 compared to 1995



ML of New York recorded net earnings of $9 million and $10 million for 1996 and 1995, respectively.



Net investment income and interest credited to policyholders' account balances for 1996 as compared to 1995 have declined by approximately $2 million and $1 million, respectively, resulting in a $1 million decrease in interest spread. The reduction in net investment income is primarily attributable to the reduction in fixed rate contracts in-force and the accumulation of cash for and payment of the stockholder dividend. The decrease in interest credited to policyholders' account balances is primarily attributable to the reduction in fixed rate contracts in-force.



Net realized investment gains (losses) increased $2 million during 1996 to a gain of $2 million. This change is primarily attributable to the sale of a single equity security and normal dispositions of fixed maturity securities during 1996. Certain credit related dispositions of equity securities and mortgage loans resulted in realized losses of $1 million during 1995.



The increase in policy benefits of $0.8 million during 1996 as compared to 1995 is attributable to unfavorable mortality experienced during the current year.



Amortization of deferred policy acquisition costs increased $2 million during the current year as compared to 1995. This change is primarily attributable to the period to period difference in amortization associated with the retrospective adjustment of deferred policy acquisition costs as a result of revising the assumptions of estimated future gross profits of certain life and annuity products.

1995 compared to 1994



ML of New York recorded net earnings of $10 million and $5 million for 1995 and 1994, respectively.



Net investment income and interest credited to policyholders' account balances for 1995 as compared to 1994 have declined by approximately $3 million and $5 million, respectively, resulting in a $2 million increase in interest spread. The reductions in net investment income and interest credited to policyholders' account balances are primarily attributable to the reduction in fixed rate contracts in-force. The increase in interest spread is partially attributable to the adjustment of the guaranteed interest crediting rate to the prevailing rate on those contracts that have reached the end of their interest rate guarantee period. Additionally, funds attributable to stockholder's equity are comprising a higher percentage of general account invested assets as compared to prior years.



Net realized investment losses declined $2 million during 1995 as compared to 1994. This change is primarily attributable to normal dispositions of fixed maturity securities which benefited from the declining interest rate environment during 1995. Partially offsetting the realized gains on fixed maturity securities were certain credit related dispositions of equity securities and mortgage loans which resulted in realized losses of $1 million during 1995. During 1994, ML of New York recorded a $1 million increase in valuation allowances on mortgage loans.



The reduction in policy benefits of $1 million during 1995 as compared to 1994 is attributable to favorable mortality experience during the current year.



Amortization of deferred policy acquisition costs declined $3 million during the current year as compared to 1994. The decrease in amortization is primarily attributable to the retrospective adjustment of deferred policy acquisition costs as a result of revising the assumptions of estimated future gross profits of ML of New York's variable life products.



Insurance expenses and taxes increased approximately $1 million during the current year as compared to 1994 primarily as a result of a reduction in the amount of expenses which were capitalized reflecting the decline in sales volume of ML of New York's annuity products. Additionally contributing to the increase in expenses was an increase in insurance regulatory fees during 1995 as compared to 1994. Total general operating expenses of $4 million were unchanged during 1995 as compared to 1994.



ML of New York's effective federal income tax rate increased from 25% for 1994 to 34% for 1995 principally as a result of recording an adjustment to prior years' tax liabilities during 1994.



Segment Information



ML of New York's operations consist of one business segment, which is the sale of life insurance and annuity products. ML of New York is not dependent upon any single customer, and no single customer accounted for more than 10% of its revenues during 1996.



Inflation



ML of New York's operations have not been materially impacted by inflation and changing prices during the preceding three years.


D.  REINSURANCE

Portions of life insurance risks are reinsured with other companies. ML of New York has reinsurance agreements with a number of other insurance companies for individual life insurance. The maximum retention on any one life is approximately $500,000.

E.  CONTRACT OWNER ACCOUNT BALANCES

ML of New York records on its books liabilities for life insurance and annuity products which are equal to the full accumulation value of such contracts plus a mortality provision for certain of its products, which will be sufficient to meet ML of New York's contract obligations at their maturities or in the event of a contract owner's death.

F.  INVESTMENTS

ML of New York's assets must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred or common stocks, real estate mortgages, real estate and certain other investments. All of ML of New York's assets, except for separate account assets supporting variable products, are available to meet its obligations under the Contracts.


ML of New York makes investments in accordance with investment guidelines that take into account investment quality, liquidity, and diversification, and invests primarily in investment-grade fixed income assets such as mortgage-backed securities, collateralized mortgage obligations and corporate debentures. At December 31, 1996, invested assets consisted of $269 million in fixed maturity securities available for sale, $86 million in policy loans, $2 million in mortgage loans, and $11 million in equity securities.



At December 31, 1996, ML of New York's assets included $216 million of cash, short-term investments and investment grade publicly traded fixed maturity securities supporting contract guarantees.



At December 31, 1996 approximately $110 million (approximately 41% of ML of New York's general account portfolio of fixed maturity securities) was invested in securities rated BBB by Standard and Poor's (or similar rating agency). Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuers to make principal and interest payments than is the case with higher rated fixed maturity securities.



At December 31, 1996, approximately $12 million (4%) of ML of New York's fixed maturity securities were invested in securities considered non-investment grade. ML of New York defines non-investment grade as unsecured corporate debt obligations which do not have a rating equivalent to Standard and Poor's (or similar rating agency) BBB or higher, and are not guaranteed by an agency of the federal government. Non-investment grade securities are speculative and are subject to significantly greater risks related to the creditworthiness of the issuers and the liquidity of the market for such securities. ML of New York carefully selects, and closely monitors, such investments.


G.  COMPETITION

ML of New York is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 1,800 stock, mutual and other types of insurers in the life insurance business in the United States, a number of which are substantially larger than ML of New York.

H.  CERTAIN AGREEMENTS

Investment Management Agreements


ML of New York has entered into an investment management agreement with Merrill Lynch Asset Management, L.P. ("MLAM"), a subsidiary of Merrill Lynch, pursuant to which MLAM provides investment management and related accounting services with respect to ML of New York's publicly traded investments. ML of New York pays a fee to MLAM for these services. ML of New York paid reimbursements of $186,000, $206,000, and $203,000 during the years ended December 31, 1996, 1995, and 1994, respectively, to MLAM for such services.

Mortgage Loan Servicing and Investment Advisory Agreements


ML of New York has entered into a mortgage loan servicing agreement with Merrill Lynch, pursuant to which Merrill Lynch provides mortgage servicing and related accounting services with respect to investments of ML of New York in real estate, commercial mortgage loans, and mortgage loan participations. ML of New York paid fees of $7,000, $7,000, and $33,000 during the years ended December 31, 1996, 1995, and 1994, respectively, to Merrill Lynch for such services.



Service Agreement



ML of New York and MLIG are parties to a service agreement pursuant to which MLIG has agreed to provide certain data processing, legal, actuarial, management, advertising and other services to ML of New York. Expenses incurred by MLIG in relation to this service agreement are reimbursed by ML of New York on an allocated cost basis. Charges billed to ML of New York by MLIG pursuant to the agreement were $4.3 million, $4.4 million, and $4.0 million during the years ended December 31, 1996, 1995, and 1994, respectively.


General Agency Agreement


ML of New York has entered into a general agency agreement with MLLA pursuant to which registered representatives of MLPF&S who are also ML of New York's licensed insurance agents solicit applications for contracts issued by ML of New York. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA by ML of New York under the general agency agreement were $1.3 million, $2.4 million, and $5.3 million during the years ended December 31, 1996, 1995, and 1994, respectively. (See "Distribution of the Contracts" on page 17.)


I.  EMPLOYEES

ML of New York, by special agreement with the New York State Insurance Department, is required to maintain at its principal office in New York qualified personnel responsible for directing its daily operations including, without limitation, general administrative services, record keeping, accounting, underwriting, claims settlement and marketing. ML of New York has ten such employees, and the cost of their services is incurred by ML of New York.

Certain officers of ML of New York also perform services for affiliates of ML of New York, and their salaries are allocated among ML of New York and such affiliates. (See "Directors and Executive Officers" on page 33.)

J.  PROPERTIES

ML of New York's principal office is located at 100 Church Street, 11th Floor, New York, New York, where all of ML of New York's records are maintained. This office space is leased from MLPF&S. In addition, personnel performing services for ML of New York pursuant to its Management Services Agreement operate in MLIG office space. Merrill Lynch Insurance Group Services, Inc. ("MLIGS"), an affiliate of MLIG owns office space in Jacksonville, Florida. MLIGS also leases certain office space in Springfield, Massachusetts from Picknelly Family Limited Partnership. MLIG occupies certain office space in Plainsboro, New Jersey through Merrill Lynch. An allocable share of the cost of each of these premises is paid by ML of New York through the service agreement with MLIG.

K.  STATE REGULATION

ML of New York is subject to the laws of the State of New York governing insurance companies and to the regulations of the New York State Insurance Department (the "Department"). A detailed financial statement in the prescribed form (the "Annual Statement") is filed with the Department each year covering ML of New York's operations for the preceding year and its financial condition as of the end of that year. Regulation by the Department includes periodic examination to determine contract liabilities and reserves so that the

Department may certify that these items are correct. ML of New York's books and accounts are subject to review by the Department at all times. A full examination of ML of New York's operations is conducted periodically by the Department and under the auspices of the NAIC.

In addition, ML of New York is subject to regulation under the insurance laws of other jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. ML of New York is required to file the Annual Statement with supervisory agencies in each of the jurisdictions in which it conducts business, and its operations and accounts are subject to examination by these agencies at regular intervals.

The NAIC has adopted several regulatory initiatives designed to improve the surveillance and financial analysis regarding the solvency of insurance companies in general. These initiatives include the development and implementation of a risk-based capital formula for determining adequate levels of capital and surplus. Insurance companies are required to calculate their risk-based capital in accordance with this formula and to include the results in their Annual Statement. It is anticipated that these standards will have no significant effect upon ML of New York. For additional information about the Risk-Based Capital adequacy monitoring system and ML of New York, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", page 27.

In addition, many states regulate affiliated groups of insurers, such as ML of New York and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfers and payments in relation to the financial positions of the companies involved.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for contract owner losses incurred by other insurance companies which have become insolvent. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. For information regarding ML of New York's estimated liability for future guaranty fund assessments, see Note 7 of Notes to Financial Statements.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of ML of New York are subject to various federal securities laws and regulations. In addition, current and proposed federal measures which may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

                        DIRECTORS AND EXECUTIVE OFFICERS

ML of New York's directors and executive officers and their positions with ML of New York are as follows:


                NAME (AGE)                             POSITION(S) WITH ML OF NEW YORK
-------------------------------------------    ------------------------------------------------
Anthony J. Vespa (55)......................    Chairman of the Board, President, and Chief
                                               Executive Officer
Joseph E. Crowne, Jr. (50).................    Director, Senior Vice President, Chief Financial
                                               Officer, Chief Actuary, and Treasurer
Barry G. Skolnick (45).....................    Director, Senior Vice President, General
                                               Counsel, and Secretary
David M. Dunford (48)......................    Director, Senior Vice President, and Chief
                                               Investment Officer
Gail R. Farkas (45)........................    Director and Senior Vice President
Michael P. Cogswell (42)...................    Director, Vice President, and Senior Counsel
Frederick J.C. Butler (55).................    Director
Robert L. Israeloff (58)...................    Director
Allen N. Jones (54)........................    Director
Cynthia L. Kahn (41).......................    Director
Robert A. King (58)........................    Director
Irving M. Pollack (79).....................    Director
William A. Wilde (54)......................    Director
Robert J. Boucher (51).....................    Senior Vice President, Variable Life
                                               Administration
Pearse McCormack (28)......................    Vice President, Administrative Manager, and
                                               Assistant Secretary



Each director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and shall have qualified. Some directors have held various executive positions with insurance company subsidiaries of ML of New York's indirect parent, Merrill Lynch. From time to time during 1996, legal services were performed by the law firm of Rogers & Wells for ML of New York. Cynthia L. Kahn is a partner of this law firm.


The principal positions of ML of New York's directors and executive officers for the past five years are listed below:

Mr. Vespa joined ML of New York in February 1994. Since February 1994, he has held the position of Senior Vice President of MLPF&S. From February 1991 to February 1994, he held the position of District Director and First Vice President of MLPF&S. Prior to February 1991, he held the position of Senior Resident Vice President of MLPF&S.

Mr. Crowne joined ML of New York in June 1991. Prior to June 1991, he was a Principal with Coopers & Lybrand.

Mr. Skolnick joined ML of New York in November 1989. Since May 1992, he has held the position of Assistant General Counsel of Merrill Lynch and First Vice President of MLPF&S. Prior to May 1992, he held the position of Senior Counsel of Merrill Lynch.

Mr. Dunford joined ML of New York in July 1990.

Ms. Farkas joined ML of New York in August 1995. Prior to August 1995, she held the position of Director of Market Planning of MLPF&S.

Mr. Cogswell has been with ML of New York since November of 1990.

Mr. Butler joined ML of New York in April 1991. Prior to April 1991, he served as Managing Director of the Investment Banking Division of Merrill Lynch.


Mr. Israeloff joined ML of New York in April 1991. Since 1964, he has been Chairman and Executive Partner of Israeloff, Trattner & Co., CPAs, P.C., a public accounting firm.


Mr. Jones joined ML of New York in June 1996. Since May 1992, he has been Senior Vice President of MLPF&S. From June 1992 to May 1995, he served as a director of ML of New York. From June 1992 to February 1994, he held the position of Chairman of the Board, President, and Chief Executive Officer of ML of New York. Prior to June 1992, he held various positions with MLPF&S.


Ms. Kahn joined ML of New York in November 1993. She is a partner at the law firm of Rogers & Wells. She has been associated with Rogers & Wells since 1984.


Mr. King joined ML of New York in April 1991. In May 1996, he retired from the position of Vice President for Finance at Marymount College, Tarrytown, New York, which he had held since February 1991.


Mr. Pollack joined ML of New York in April 1991. In 1980, he retired from the Securities and Exchange Commission after thirty years of service, and having served as an SEC Commissioner from 1974 to 1980. Since 1980, he has practiced law and been a private consultant in the securities and capital markets fields.

Mr. Wilde joined ML of New York in March 1991. Since 1985, he has been a Director and Vice President of MLLA.

Mr. Boucher joined ML of New York in May 1992. Prior to May 1992, he held the position of Vice President of Monarch Financial Services, Inc. (formerly Monarch Resources, Inc.).


Mr. McCormack has been with ML of New York since August 1992. Since January 1997, he has been Vice President and Assistant Secretary. From January 1994 to January 1997, he held the position of Assistant Administrative Officer. From August 1992 to January 1994, he held the position of Product Specialist.


No shares of ML of New York are owned by any of its directors or officers, as it is a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc. The directors and officers of ML of New York, both individually and as a group, own less than one percent of the outstanding shares of common stock of Merrill Lynch.

EXECUTIVE COMPENSATION

Certain executive officers and directors of ML of New York also perform services for affiliates of ML of New York, and the salaries of all such individuals are allocated among ML of New York and such affiliates.

                   COMPENSATION TABLES AND OTHER INFORMATION


The following tables set forth information with respect to the Chief Executive Officer of ML of New York. Annual Salary and Bonus for the next four most highly compensated executive officers did not exceed $100,000 for the fiscal year ended December 31, 1996.


                           SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                             AWARDS (1)
                                                                      ------------------------
                                                                      RESTRICTED
                                          ANNUAL COMPENSATION           STOCK       SECURITIES     ALL OTHER
NAME AND                              ----------------------------     AWARDS       UNDERLYING      COMPEN-
PRINCIPAL POSITION                    YEAR     SALARY      BONUS      (2)(3)(4)      OPTIONS        SATION
------------------------------------  -----    -------    --------    ---------     ----------     ---------
Anthony J. Vespa                       1996     $7,235     $29,988     $ 8,263          404         $ 1,019(5)
Chairman of the Board,                 1995      4,816      21,780       4,840          377             625
President and Chief                    1994      5,072      21,368       3,885          435             583
Executive Officer
(since February 1994)


---------------
(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.


(2) Amounts shown are for awards granted in February 1997 for performance in 1996, in February 1996 for performance in 1995, and in February 1995 for performance in 1994. The awards were split equally between Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Merrill Lynch Common Stock on the Consolidated Transaction Reporting System on the effective dates of grants of such awards. The closing price on the last trading day prior to February 1, 1997, the effective date of the grant for performance in 1996, was $84.125. All of the shares and units vest three years following grant and the shares are restricted from transferability for an additional two years after vesting.



(3) During the applicable vesting and restricted periods, dividends are paid on Restricted Shares and dividend equivalents are paid on Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Merrill Lynch Common Stock.



(4) The number and value of Restricted Shares and Restricted Units held by the Chief Executive Officer named in the table as of December 27, 1996 is as follows: Mr. Vespa (102 shares and 102 units-- $17,114). These amounts do not include Restricted Shares and Restricted Units awarded in 1997 for performance in 1996.



(5) Amount shown for 1996 consists of the following: (i) contributions made in 1996 by ML of New York to account of employee under the Merrill Lynch 401(k) Savings & Investment Plan ($57); and (ii) allocations made in 1996 to account of employee under the defined contribution retirement program (including allocations and cash payments made because of limitations imposed by the Internal Revenue Code) ($962).

                         OPTION GRANTS IN LAST FISCAL YEAR


                                    NUMBER OF       % OF TOTAL
                                    SECURITIES       OPTIONS                                         GRANT
                                    UNDERLYING      GRANTED TO        EXERCISE                        DATE
                        FISCAL       OPTIONS       EMPLOYEES IN         PRICE         EXPIRATION    PRESENT
         NAME           YEAR(1)      GRANTED       FISCAL YEAR      ($ PER SHARE)      DATE(2)      VALUE(3)
----------------------  -------     ----------     ------------     -------------     ---------     --------
Anthony J. Vespa          1996          404            .006%          $ 81.1875       1/29/2007     $ 10,724


---------------

(1) Reflects awards made in January 1997 for performance in 1996. Excludes awards made in January 1996 for performance in 1995; these awards were reflected in ML of New York's Prospectus for the Contracts dated May 1, 1996.


(2) All options are exercisable as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years.


(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each option ($81.1875) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Merrill Lynch Common Stock on January 29, 1997, the effective date of grant. The assumptions used for the variables in the model were: 26.87% volatility (which is the volatility of the Merrill Lynch Common Stock for the 36 months preceding grant); a 6.78% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury Strip (zero-coupon bond) maturing in February 2007 as quoted in The Wall Street Journal); a 1.48% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee options. The actual gain realized on the options will depend on the future price of the Merrill Lynch Common Stock and cannot be accurately forecast by application of an option pricing model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS                IN-THE-MONEY OPTIONS
                                   SHARES                     AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Anthony J. Vespa                      0           $0          109            704          $ 5,337        $27,211


---------------

(1) This valuation represents the difference between $84.25, the closing price of Merrill Lynch Common Stock on December 27, 1996 on the Consolidated Transaction Reporting System, and the exercise prices of these options.



Directors of ML of New York who are also officers of ML of New York receive no compensation in connection with their service as directors of ML of New York. ML of New York compensates each director who is not also an officer of ML of New York a fee of $4,000 annually plus $500 per meeting attended. In addition, ML of New York reimburses reasonable travel expenses of directors related to their service as directors of ML of New York. ML of New York paid fees of $6,500 to Mr. Butler, $7,000 to Mr. Israeloff, $13,000 to Ms. Kahn, $13,000 to Mr. King, and $7,000 to Mr. Pollack, each a director who was not an officer of ML of New York, for services rendered to ML of New York in 1996.


                               LEGAL PROCEEDINGS

There is no material pending litigation to which ML of New York is a party or of which any of its property is the subject, and there are no legal proceedings contemplated by any governmental authorities against ML of New York of which it has any knowledge.

                                 LEGAL MATTERS


The organization of ML of New York, its authority to issue the Contracts, and the validity of the form of the Contracts have been passed upon by Barry G. Skolnick, ML of New York's Senior Vice President and General Counsel. Sutherland, Asbill & Brennan, L.L.P. of Washington, D.C. has provided advice on certain matters relating to federal securities laws.


                                    EXPERTS


The financial statements of ML of New York as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP's principal business address is Two World Financial Center, New York, New York 10281-1433.


                             REGISTRATION STATEMENT

Registration statements have been filed with the Securities and Exchange Commission under the Securities Act of 1933 that relate to the Contract. This Prospectus does not contain all of the information in the registration statements as permitted by Securities and Exchange Commission regulations. The omitted information can be obtained from the Securities and Exchange Commission's principal office in Washington, D.C., upon payment of a prescribed fee.

INDEPENDENT AUDITORS' REPORT



The Board of Directors of
ML Life Insurance Company of New York:

We have audited the accompanying balance sheets of ML Life Insurance Company of New York (the "Company"), a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc., as of December 31, 1996 and 1995, and the related statements of earnings, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.








February 24, 1997

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

BALANCE SHEETS
AS OF DECEMBER 31, 1996 AND 1995
(Dollars in Thousands)


                                                                             1996                  1995
                                                                       ---------------         -------------
ASSETS
------
INVESTMENTS:
 Fixed maturity securities, at estimated fair value
   (amortized cost: 1996 - $264,341; 1995 - $295,403)                   $     269,103           $   307,596
 Equity securities, at estimated fair value
   (cost: 1996 - $8,975; 1995 - $3,017)                                        10,859                 3,534
 Mortgage loans                                                                 2,057                 4,032
 Policy loans on insurance contracts                                           85,548                82,073
                                                                       ---------------         -------------
   Total Investments                                                          367,567               397,235
                                                                       ===============         =============



CASH AND CASH EQUIVALENTS                                                       7,828                17,387
ACCRUED INVESTMENT INCOME                                                       5,952                 6,603
DEFERRED POLICY ACQUISITION COSTS                                              29,272                30,922
FEDERAL INCOME TAXES - DEFERRED                                                   -                   3,622
REINSURANCE RECEIVABLES                                                         1,065                   493
OTHER ASSETS                                                                    4,569                 2,653
SEPARATE ACCOUNTS ASSETS                                                      591,814               544,432
                                                                       ---------------         -------------

TOTAL ASSETS                                                            $   1,008,067           $ 1,003,347
                                                                       ===============         =============











See notes to financial statements.

ML Life Insurance Company of New York
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)
Balance Sheets
As of December 31, 1996 and 1995
(Continued)  (Dollars in Thousands)

                                                                             1996                   1995
                                                                       ---------------         --------------
LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------
LIABILITIES:
 POLICY LIABILITIES AND ACCRUALS:
   Policyholders' account balances                                      $     318,567           $    337,137
   Claims and claims settlement expenses                                        2,572                  2,901
                                                                       ---------------         --------------
          Total policy liabilities and accruals                               321,139                340,038

 OTHER POLICYHOLDER FUNDS                                                       1,160                    739
 FEDERAL INCOME TAXES - DEFERRED                                                  626                     -
 FEDERAL INCOME TAXES - CURRENT                                                 2,099                    185
 AFFILIATED PAYABLES - NET                                                      5,026                  4,062
 OTHER LIABILITIES                                                              1,649                  3,112
 SEPARATE ACCOUNTS LIABILITIES                                                591,814                544,432
                                                                       ---------------         --------------
          Total Liabilities                                                   923,513                892,568
                                                                       ---------------         --------------

STOCKHOLDER'S EQUITY:
 Common stock, $10 par value - 220,000 shares
   authorized, issued and outstanding                                          2,200                   2,200
 Additional paid-in capital                                                   72,040                  83,006
 Retained earnings                                                             9,219                  24,034
 Net unrealized gain on investment securities                                  1,095                   1,539
                                                                       --------------          --------------
          Total Stockholder's Equity                                          84,554                 110,779
                                                                       --------------          --------------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                              $  1,008,067            $  1,003,347
                                                                       ==============          ==============

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(Dollars in Thousands)

                                                                          1996                  1995                  1994
                                                                      ------------          ------------          ------------
REVENUES:
 Investment revenue:
   Net investment income                                               $   27,520            $   29,819            $   32,679
   Net realized investment gains (losses)                                   2,169                  (265)               (2,218)
 Policy charge revenue                                                     11,959                10,864                10,339
                                                                      ------------          ------------          ------------

        Total Revenues                                                     41,648                40,418                40,800
                                                                      ------------          ------------          ------------

BENEFITS AND EXPENSES:
 Interest credited to policyholders' account balances                      16,586                17,375                22,691
 Market value adjustment expense                                              301                   238                   132
 Policy benefits (net of reinsurance recoveries: 1996 - $1,584
   1995 - $917; 1994 - $715)                                                1,311                   528                 1,620
 Reinsurance premium ceded                                                  1,262                 1,227                 1,240
 Amortization of deferred policy acquisition costs                          3,784                 1,300                 4,141
 Insurance expenses and taxes                                               4,595                 4,508                 3,685
                                                                      ------------          ------------          ------------

        Total Benefits and Expenses                                        27,839                25,176                33,509
                                                                      ------------          ------------          ------------

        Earnings Before Federal Income Tax Provision                       13,809                15,242                 7,291
                                                                      ------------          ------------          ------------

FEDERAL INCOME TAX PROVISION (BENEFIT):
 Current                                                                      102                 1,692                  (213)
 Deferred                                                                   4,488                 3,486                 2,031
                                                                      ------------          ------------          ------------

        Total Federal Income Tax Provision                                  4,590                 5,178                 1,818
                                                                      ------------          ------------          ------------


NET EARNINGS                                                           $    9,219            $   10,064            $    5,473
                                                                      ============          ============          ============




See notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(Dollars in Thousands)

                                                                                                      Net
                                                           Additional                              unrealized              Total
                                        Common              paid-in             Retained           investment          stockholder's
                                        stock               capital             earnings           gain (loss)             equity
                                     -----------          -----------         -----------          -----------         -------------
BALANCE, JANUARY 1, 1994              $   2,200            $  83,006           $   8,497            $    (927)          $    92,776

 Net earnings                                                                      5,473                                      5,473
 Net unrealized investment loss                                                                        (2,436)               (2,436)
                                     -----------          -----------         -----------          -----------         -------------

BALANCE, DECEMBER 31, 1994                2,200               83,006              13,970              ( 3,363)               95,813

 Net earnings                                                                     10,064                                     10,064
 Net unrealized investment gain                                                                         4,902                 4,902
                                     -----------          -----------         -----------          -----------         -------------

BALANCE, DECEMBER 31, 1995                2,200               83,006              24,034                1,539               110,779

 Dividend to Parent                                          (10,966)            (24,034)                                   (35,000)
 Net earnings                                                                      9,219                                      9,219
 Net unrealized investment loss                                                                          (444)                 (444)
                                     -----------          -----------         -----------          -----------         -------------

BALANCE, DECEMBER 31, 1996            $   2,200            $  72,040           $   9,219            $   1,095           $    84,554
                                     ===========          ===========         ===========          ===========         =============


















See notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(Dollars in Thousands)

                                                                          1996                  1995                  1994
                                                                      -----------           -----------           -----------
OPERATING ACTIVITIES:
 Net earnings                                                          $   9,219             $  10,064             $   5,473
   Adjustments to reconcile net earnings to net cash and
    cash equivalents provided (used) by operating activities:
     Amortization of deferred policy acquisition costs                     3,784                 1,300                 4,142
     Capitalization of policy acquisition costs                           (2,134)               (4,368)               (7,142)
     Amortization, (accretion) and depreciation of investments                 1                  (434)                 (312)
     Net realized investment (gains) losses                               (2,169)                  265                 2,218
     Interest credited to policyholders' account balances                 16,586                17,375                22,691
     Provision for deferred Federal income tax                             4,488                 3,486                 2,031
     Changes in operating assets and liabilities:
      Accrued investment income                                              651                   751                 2,810
      Claims and claims settlement expenses                                 (329)               (1,413)               (1,300)
      Federal income taxes - current                                       1,914                    15                  (694)
      Other policyholder funds                                               421                  (793)                  332
      Affiliated payable - net                                               964                  (180)                 (981)
     Policy loans on insurance contracts                                  (3,475)               (4,246)               (4,447)
     Other, net                                                           (3,951)                1,723                (1,947)
                                                                      -----------           -----------           -----------
      Net cash and cash equivalents provided
        by operating activities                                           25,970                23,545                22,874
                                                                      -----------           -----------           -----------

INVESTING ACTIVITIES:
 Sales of available-for-sale securities                                  155,645                68,736               128,183
 Maturities of available-for-sale securities                              34,455                38,420                92,499
 Purchases of available-for-sale securities                             (162,828)             (103,568)              (73,045)
 Mortgage loans principal payments received                                1,975                   -                   8,998
 Sales of mortgage loans                                                     -                   3,608                   -
                                                                      -----------           -----------           -----------
      Net cash and cash equivalents provided by
        investing activities                                              29,247                 7,196               156,635
                                                                      -----------           -----------           -----------

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(Continued) (Dollars In Thousands)

                                                                           1996                 1995                  1994
                                                                      -------------         -------------         --------------
FINANCING ACTIVITIES:
 Dividends paid to parent                                              $   (35,000)          $       -             $        -
 Policyholders' account balances:
   Deposits                                                                 32,158                43,191                 56,297
   Withdrawals (net of transfers to/from Separate Accounts)                (61,934)              (77,460)              (242,355)
                                                                      -------------         -------------         --------------
      Net cash and cash equivalents used
        by financing activities                                            (64,776)              (34,269)              (186,058)
                                                                      -------------         -------------         --------------

NET DECREASE IN CASH AND
 CASH EQUIVALENTS                                                           (9,559)               (3,528)                (6,549)

CASH AND CASH EQUIVALENTS:
 Beginning of year                                                          17,387                20,915                 27,464
                                                                      -------------         -------------         --------------

 End of year                                                           $     7,828           $    17,387           $     20,915
                                                                      =============         =============         ==============

Supplementary Disclosure of Cash Flow Information:
 Cash paid (received) to (from) affiliates for:
   Federal income taxes                                                $    (1,812)          $     1,677            $       482
   Interest                                                                    440                   447                    352





See notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly-owned subsidiary of Merrill Lynch Insurance Group,Inc.)

NOTES TO FINANCIAL STATEMENTS
 (DOLLARS IN THOUSANDS)


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Reporting: ML Life Insurance Company of New York (the "Company") is a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc. ("MLIG"). The Company is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co.").

 The Company sells non-participating life insurance and annuity products which comprise one business segment. The primary products that the Company currently markets are immediate annuities, market value adjusted annuities, variable life insurance and variable annuities. The Company is licensed to sell insurance in nine states; however, it currently limits its marketing activities to the State of New York. The Company markets its products solely through the retail network of Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch & Co.

 The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and prevailing industry practices, both of which require management to make estimates that affect the reported amounts and disclosure of contingencies in the financial statements. Actual results could differ from those estimates.

 Revenue Recognition: Revenues for the Company's interest-sensitive life, interest-sensitive annuity, variable life and variable annuity products consist of policy charges for the cost of insurance, deferred sales charges, policy administration charges and/or withdrawal charges assessed against policyholders' account balances during the period.

 Policyholders' Account Balances: Liabilities for the Company's universal life type contracts, including its life insurance and annuity products, are equal to the full accumulation value of such contracts as of the valuation date plus deficiency reserves for certain products. Interest-crediting rates for the Company's fixed-rate products are as follows:

 Interest-sensitive life products              4.00% - 5.40%
 Interest-sensitive deferred annuities         4.00% - 8.23%
 Immediate annuities                           3.00% - 10.00%

 These rates may be changed at the option of the Company, subject to minimum guarantees, after initial guaranteed rates expire.

 Liabilities for unpaid claims equal the death benefit for those claims which have been reported to the Company and an estimate based upon prior experience for claims unreported.

 Reinsurance: In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under indemnity reinsurance agreements, primarily excess coverage and coinsurance agreements. The maximum amount of mortality risk retained by the Company is approximately $500 on a single life.

 Indemnity reinsurance agreements do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company regularly evaluates the financial condition of its reinsurers so as to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral under reinsurance agreements in the form of letters of credit and funds withheld totaling $183 that can be drawn upon for delinquent reinsurance recoverables.

 As of December 31, 1996, the Company had life insurance in-force that was ceded to other life insurance companies of $149,994.

 Deferred Policy Acquisition Costs: Policy acquisition costs for life and annuity contracts are deferred and amortized based on the estimated future gross profits for each group of contracts. These future gross profit estimates are subject to periodic evaluation by the Company, with necessary revisions applied against amortization to date. It is reasonably possible that estimates of future gross profits could be reduced in the future, resulting in a material reduction in the carrying amount of deferred policy acquisition costs.

 Policy acquisition costs are principally commissions and a portion of certain other expenses relating to policy acquisition, underwriting and issuance, that are primarily related to and vary with the production of new business. Certain costs and expenses reported in the statements of earnings are net of amounts deferred. Policy acquisition costs can also arise from the acquisition or reinsurance of existing in-force policies from other insurers. These costs include ceding commissions and professional fees related to the reinsurance assumed. The deferred costs are amortized in proportion to the estimated future gross profits over the anticipated life of the acquired insurance contracts utilizing an interest methodology.

 The Company has entered into an assumption reinsurance agreement with an unaffiliated insurer. The acquisition costs relating to this agreement are being amortized over a twenty-year period using an effective interest rate of 9.01%. This reinsurance agreement provides for payment of contingent ceding commissions based upon the persistency and mortality experience of the insurance contracts assumed. Any payments made for the contingent ceding commissions will be capitalized and amortized using an identical methodology as that used for the initial acquisition costs. The following is a reconciliation of the acquisition costs related to the reinsurance agreement for the years ended December 31:

                              1996           1995          1994
                          -----------    -----------   -----------
 Beginning balance         $  17,654      $  14,923     $  15,614
 Capitalized amounts             577          1,553         1,447
 Interest accrued              1,566          2,138         1,407
 Amortization                 (2,646)          (960)       (3,545)
                          -----------    -----------   -----------
 Ending balance            $  17,151      $  17,654     $  14,923
                          ===========    ===========   ===========

 The following table presents the expected amortization, net of interest accrued, of these deferred acquisition costs over the next five years. The amortization may be adjusted based on periodic evaluation of the expected gross profits on the reinsured policies.

                        1997  $1,394
                        1998     995
                        1999     942
                        2000     905
                        2001     868

 Investments: The Company's investments in fixed maturity and equity securities are classified as available-for-sale securities, which are carried at estimated fair value with unrealized gains and losses included in stockholder's equity. If a decline in value of a security is determined by management to be other-than-temporary, the carrying value is adjusted to the estimated fair value at the date of this determination and recorded as net realized investment gains (losses).

 For fixed maturity securities, premiums are amortized to the earlier of the call or maturity date, discounts are accreted to the maturity date, and interest income is accrued daily. For equity securities, dividends are recognized on the ex-dividend date. Realized gains and losses on the sale or maturity of the investments are determined on the basis of identified cost.

 Fixed maturity securities may contain securities which are considered non-investment grade. The Company defines non-investment grade fixed maturity securities as unsecured corporate debt obligations that do not have a rating equivalent to Standard and Poor's (or similar rating agency) BBB or higher and are not guaranteed by an agency of the Federal government.

 Mortgage loans are stated at unpaid principal balances, net of valuation allowances. Such valuation allowances are based on the decline in value expected to be realized on mortgage loans that may not be collectible in full. In establishing valuation allowances, management considers, among other things, the estimated fair value of the underlying collateral.

 The Company recognizes income from mortgage loans based on the cash payment interest rate of the loan, which may be different from the accrual interest rate of the loan for certain outstanding mortgage loans. The Company will recognize a realized gain at the date of the satisfaction of the loan at contractual terms for loans where there is a difference between the cash payment interest rate and the accrual interest rate. For all loans, the Company stops accruing income when an interest payment default either occurs or is probable. Impairments of mortgage loans are established as valuation allowances and recorded to net realized investment gains or losses.

 The Company has previously made commercial mortgage loans collateralized by real estate. The return on and the ultimate recovery of these loans are generally dependent on the successful operation, sale or refinancing of the real estate. The Company monitors the effects of current and expected real estate market conditions and other factors when assessing the collectibility of mortgage loans. When, in management's judgment, these assets are impaired, appropriate losses are recorded. Such estimates necessarily include assumptions, which may include anticipated improvements in selected market conditions for real estate, which may or may not occur. The more significant assumptions management considers involve estimates of the following: lease absorption and sales rates; real estate values and rates of return; operating expenses; required capital improvements; inflation; and sufficiency of any collateral independent of the real estate. Management believes that the carrying value approximates the fair value of these investments.

 Policy loans on insurance contracts are stated at unpaid principal balances.

 Income Taxes: The results of operations of the Company are included in the consolidated Federal income tax return of Merrill Lynch & Co. The Company has entered into a tax-sharing agreement with Merrill Lynch & Co. whereby the Company will calculate its current tax provision based on its operations. Under the agreement, the Company periodically remits to Merrill Lynch & Co. its current federal tax liability.

 The Company uses the asset and liability method in providing income taxes on all transactions that have been recognized in the financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Insurance companies are generally subject to taxes on premiums and in substantially all states are exempt from state income taxes.

 Separate Accounts: Separate Accounts are established in conformity with New York State Insurance Law, the Company's domiciliary state, and are generally not chargeable with liabilities that arise from any other business of the Company. Separate Accounts assets may be subject to general claims of the Company only to the extent the value of such assets exceeds Separate Accounts liabilities.

 Assets and liabilities of Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of policyholders, are shown as separate captions in the balance sheets.

 Statements of Cash Flows: For the purpose of reporting cash flows, cash and cash equivalents include cash on hand and on deposit and short-term investments with original maturities of three months or less.

 Reclassifications: To facilitate comparisons with the current year, certain amounts in the prior years have been reclassified.

NOTE 2.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

 Financial instruments are carried at fair value or amounts that approximate fair value. The carrying value of financial instruments as of December 31 were:

                                                         1996              1995
                                                     ------------      ------------
  Assets:
   Fixed maturity securities (1)                      $  269,103        $  307,596
   Equity securities (1)                                  10,859             3,534
   Mortgage loans (2)                                      2,057             4,032
   Policy loans on insurance contracts (3)                85,548            82,073
   Cash and cash equivalents (4)                           7,828            17,387
   Separate Accounts assets (5)                          591,814           544,432
                                                     ------------      ------------

  Total financial instruments recorded as assets      $  967,209        $  959,054
                                                     ============      ============

 (1) For publicly traded securities, the estimated fair value is determined using quoted market prices. For securities without a readily ascertainable market value, the Company has determined an estimated fair value using a discounted cash flow model, including provision for credit risk, based upon the assumption that such securities will be held to maturity. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the balance sheets. At December 31, 1996 and 1995 securities without a readily ascertainable market value, having an amortized cost of $55,323 and $63,071, had an estimated fair value of $57,018 and $66,367, respectively.

 (2) The estimated fair value of mortgage loans approximates the carrying value. See Note 1 for a discussion of the Company's valuation process.

 (3) The Company estimates the fair value of policy loans as equal to the book value of the loans. Policy loans are fully collateralized by the account value of the associated insurance contracts, and the spread between the policy loan interest rate and the interest rate credited to the account value held as collateral is fixed.

 (4) The estimated fair value of cash and cash equivalents approximates the carrying value.

 (5) Assets held in Separate Accounts are carried at quoted market values.

NOTE 3:   INVESTMENTS

 The amortized cost and estimated fair value of investments in fixed maturity and equity securities as of December 31 were:

                                                                                   1996
                                                  ---------------------------------------------------------------------
                                                      Cost /            Gross              Gross            Estimated
                                                    Amortized         Unrealized         Unrealized            Fair
                                                      Cost              Gains              Losses             Value
                                                  ------------        -----------        -----------        -----------
 Fixed maturity securities:
   Corporate debt securities                       $  212,290          $   4,743          $     556          $ 216,477
   Mortgage-backed securities                          46,204                827                383             46,648
   U.S. government and agencies                           830                230                  -              1,060
   Foreign governments                                  5,017                 10                109              4,918
                                                  ------------        -----------        -----------        -----------

    Total fixed maturity securities                $  264,341          $   5,810          $   1,048          $ 269,103
                                                  ============        ===========        ===========        ===========

  Equity securities:
   Non-redeemable preferred stocks                 $    7,237          $   2,429          $      38          $   9,628
   Common stocks                                        1,738                260                767              1,231
                                                  ------------        -----------        -----------        -----------

      Total equity securities                      $    8,975          $   2,689          $     805          $  10,859
                                                  ============        ===========        ===========        ===========

                                                                                   1995
                                                  ---------------------------------------------------------------------
                                                      Cost /            Gross              Gross             Estimated
                                                    Amortized         Unrealized         Unrealized             Fair
                                                      Cost              Gains              Losses              Value
                                                  ------------        -----------        -----------        -----------
  Fixed maturity securities:
   Corporate debt securities                       $  225,859          $  10,251          $     493          $ 235,617
   Mortgage-backed securities                          64,347              2,126                 75             66,398
   U.S. government and agencies                         5,197                384                  -              5,581
                                                  ------------        -----------        -----------        -----------

    Total fixed maturity securities                $  295,403          $  12,761          $     568          $ 307,596
                                                  ============        ===========        ===========        ===========

  Equity securities:
   Non-redeemable preferred stocks                 $    1,251          $   1,149          $       -          $   2,400
   Common stocks                                        1,766                135                767              1,134
                                                  ------------        -----------        -----------        -----------

      Total equity securities                      $    3,017          $   1,284          $     767          $   3,534
                                                  ============        ===========        ===========        ===========

 The amortized cost and estimated fair value of fixed maturity securities at December 31, 1996 by contractual maturity were:

                                                                                          Estimated
                                                                       Amortized            Fair
                                                                          Cost              Value
                                                                      -----------        -----------
  Fixed maturity securities:
  Due in one year or less                                              $  36,508          $  36,550
  Due after one year through five years                                  125,060            128,214
  Due after five years through ten years                                  45,087             46,196
  Due after ten years                                                     11,482             11,495
                                                                      -----------        -----------
                                                                         218,137            222,455
  Mortgage-backed securities                                              46,204             46,648
                                                                      -----------        -----------

    Total fixed maturity securities                                    $ 264,341          $ 269,103
                                                                      ===========        ===========

 Fixed maturity securities not due at a single maturity date have been included in the preceding table in the year of final maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

 The amortized cost and estimated fair value of fixed maturity securities at December 31, 1996 by rating agency equivalent were:

                                                                                          Estimated
                                                                        Amortized           Fair
                                                                          Cost              Value
                                                                      -----------        -----------
  AAA                                                                  $  61,677          $  62,377
  AA                                                                      19,178             19,791
  A                                                                       64,297             65,091
  BBB                                                                    107,256            109,782
  Non-investment grade                                                    11,933             12,062
                                                                      -----------        -----------

    Total fixed maturity securities                                    $ 264,341          $ 269,103
                                                                      ===========        ===========

 The Company has recorded certain adjustments to deferred policy acquisition costs and policyholders' account balances in conjunction with investments classified as available-for-sale. The Company adjusts those assets and liabilities as if the unrealized investment gains or losses from securities classified as available-for-sale had actually been realized, with corresponding credits or charges reported directly to shareholder's equity. The following reconciles the net unrealized investment gain on investment securities classified as available-for-sale as of December 31:

                                                                          1996               1995
                                                                      -----------        -----------
  Assets:
   Fixed maturity securities                                           $   4,762          $  12,193
   Equity securities                                                       1,884                517
                                                                      -----------        -----------
                                                                           6,646             12,710
                                                                      -----------        -----------

  Liabilities:
   Policyholders' account balances                                         4,962             10,342
   Federal income taxes - deferred                                           589                829
                                                                      -----------        -----------
                                                                           5,551             11,171
                                                                      -----------        -----------

  Stockholder's equity:
   Net unrealized investment gain on investment securities             $   1,095          $   1,539
                                                                      ===========        ===========

 Proceeds and gross realized investment gains and losses from the sale of available-for-sale securities for the years ended
 December 31 were:

                                                                          1996               1995               1994
                                                                      -----------        -----------        -----------
  Proceeds                                                             $ 155,645          $  68,736          $ 128,183
  Gross realized investment gains                                          2,677              1,709             11,725
  Gross realized investment losses                                           508              1,640             13,255


 The Company owned investment securities of $1,060 and $1,130 that were deposited with insurance regulatory authorities at December 31, 1996 and 1995, respectively.

 The Company's investment in mortgage loans are principally collateralized by commercial real estate and are located in California.

 The Company had no impaired mortgage loans on real estate as of December 31, 1996 and 1995.

 Additional information on impaired loans for the years ended
 December 31 follows:

                                                                          1996               1995               1994
                                                                      -----------        -----------        -----------
  Average investment in impaired loans                                 $       -          $   3,650          $   5,475
  Investment income recognized (cash basis)                                    -                233                275

 Net investment income arose from the following sources for the years ended December 31:

                                                                          1996               1995               1994
                                                                      -----------        -----------        -----------
  Fixed maturity securities                                            $  22,153          $  25,046          $  28,255
  Equity securities                                                          183                  -                  -
  Mortgage loans                                                             388                686                975
  Policy loans on insurance contracts                                      4,133              3,903              3,680
  Cash and cash equivalents                                                1,559              1,103                659
                                                                      -----------        -----------        -----------

  Gross investment income                                                 28,416             30,738             33,569
  Less investment expenses                                                  (896)              (919)              (890)
                                                                      -----------        -----------        -----------
  Net investment income                                                $  27,520          $  29,819          $  32,679
                                                                      ===========        ===========        ===========

 Net realized investment gains (losses), including changes in valuation allowances, for the years ended December 31:

                                                                         1996                1995               1994
                                                                      -----------        -----------        -----------
  Fixed maturity securities                                            $     657          $     985          $  (1,767)
  Equity securities                                                        1,512               (916)               237
  Mortgage loans                                                               -               (334)              (688)
                                                                      -----------        -----------        -----------

  Net realized investment gains (losses)                               $   2,169          $    (265)         $  (2,218)
                                                                      ===========        ===========        ===========

 The following is a reconciliation of the change in valuation allowances which have been recorded to reflect other-than-temporary declines in estimated fair value of mortgage loans for the years ended December 31, 1995 and 1994. During 1996, there were no valuation allowances recorded:

                                                   Balance at          Additions                             Balance at
                                                   Beginning           Charged to          Write -              End
                                                    of Year            Operations           Downs             of Year
                                                  ------------        ------------       ----------         -----------
       1995                                        $    1,536          $       -          $  1,536           $       -
       1994                                               848                688                 -               1,536

 The Company held no investments at December 31, 1996 which have been non-income producing for the preceding twelve months.

NOTE 4: FEDERAL INCOME TAXES

 The following is a reconciliation of the provision for income taxes based on earnings before federal income taxes, computed using the Federal statutory tax rate, with the provision for income taxes for the years ended December 31:

                                                                          1996               1995               1994
                                                                      -----------        -----------        -----------
  Provision for income taxes computed at Federal statutory rate        $   4,833          $   5,334          $   2,552
  State corporate income taxes                                               (10)               (91)                 -
  Decrease in income taxes resulting from:
     Dividend received deduction                                            (235)               (31)              (670)
     Other                                                                     2                (34)               (64)
                                                                      -----------        -----------        -----------
       Federal income tax provision                                    $   4,590          $   5,178          $   1,818
                                                                      ===========        ===========        ===========

 The Federal statutory rate for each of the three years in the period ended December 31, 1996 was 35%.

 The Company provides for deferred income taxes resulting from temporary differences that arise from recording certain transactions in different years for income tax reporting purposes than for financial reporting purposes. The sources of these differences and the tax effect of each are as follows:

                                                                            1996              1995              1994
                                                                      -----------        -----------        -----------
  Deferred policy acquisition costs                                    $    (259)         $   1,239          $     887
  Policyholders' account balances                                          4,053                738                833
  Liability for guaranty fund assessments                                     50                  -                  -
  Investment adjustments                                                     642              1,445              1,117
  Other                                                                        2                 64               (806)
                                                                      -----------        -----------        -----------

  Deferred Federal income tax provision                                $   4,488          $   3,486          $   2,031
                                                                      ===========        ===========        ===========

 Deferred tax assets and liabilities as of December 31 are determined as follows:

                                                                          1996               1995
                                                                      -----------        -----------
  Deferred tax assets:
   Policyholders' account balances                                     $   4,224          $   8,277
   Investment adjustments                                                  1,939              2,581
   Other                                                                       -                  2
                                                                      -----------        -----------

      Total deferred tax assets                                            6,163             10,860
                                                                      -----------        -----------


  Deferred tax liabilities:
   Deferred policy acquisition costs                                       6,150              6,409
   Liability for guaranty fund assessments                                    50                  -
   Net unrealized investment gain                                            589                829
                                                                      -----------        -----------
      Total deferred tax liabilities                                       6,789              7,238
                                                                      -----------        -----------

      Net deferred tax asset (liability)                               $    (626)         $   3,622
                                                                      ===========        ===========

 The Company anticipates that all deferred tax assets will be realized, therefore no valuation allowance has been provided.

NOTE 5: RELATED PARTY TRANSACTIONS

 The Company and MLIG are parties to a service agreement whereby MLIG has agreed to provide certain accounting, data processing, legal, actuarial, management, advertising and other services to the Company. Expenses incurred by MLIG in relation to this service agreement are reimbursed by the Company on an allocated cost basis. Charges billed to the Company by MLIG pursuant to the agreement were $4,258, $3,968 and $3,673 for 1996, 1995 and
 1994 respectively. The Company is allocated interest expense on its accounts payable to MLIG which approximates the daily Federal funds rate. Total intercompany interest paid was $74, $88 and $50 for 1996, 1995 and 1994, respectively.

 The Company and Merrill Lynch Asset Management, L.P. ("MLAM") are parties to a service agreement whereby MLAM has agreed to provide certain invested asset management services to the Company. The Company pays a fee to MLAM for these services through the MLIG service agreement. Charges attributable to this agreement and allocated to the Company by MLIG were $186, $206 and $203 for 1996, 1995 and 1994, respectively.

 The Company has a general agency agreement with Merrill Lynch Life Agency Inc. ("MLLA") whereby registered representatives of MLPF&S, who are the Company's licensed insurance agents, solicit applications for contracts to be issued by the Company. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA were $1,334, $2,424 and $5,329 for 1996, 1995 and 1994, respectively. Substantially all of these commissions were capitalized as deferred policy acquisition costs and are being amortized in accordance with the policy discussed in Note 1.

 In connection with the acquisition of a block of variable life insurance business from Monarch Life Insurance Company ("Monarch Life"), the Company borrowed funds from Merrill Lynch & Co. to partially finance the transaction. As of December 31, 1996 and 1995, the outstanding balance of these loans was $3,075. Repayments made on these loans during 1996, 1995, and 1994 were $0, $1,261 and $1,214, respectively. Interest was calculated on these loans at LIBOR plus 150 basis points. Intercompany interest paid on these loans during 1996, 1995 and 1994 was $366, $359 and $302, respectively.

NOTE 6: STOCKHOLDER'S EQUITY AND STATUTORY REGULATIONS

 At December 31, 1996 and 1995, $41,214 and $58,790,
 respectively, of stockholder's equity was available for distribution to MLIG. Notice of intention to declare a dividend must be filed with the New York Superintendent of Insurance who may disallow the payment. During 1996, the Company paid a $35,000 dividend to MLIG. No dividends were declared or paid during 1995 and 1994. Statutory capital and surplus at December 31, 1996 and 1995, was $52,895 and $72,113, respectively.

 Applicable insurance department regulations require that the Company report its accounts in accordance with statutory accounting practices. Statutory accounting practices primarily differ from the principals utilized in theses financial statements by charging policy acquisition costs to expense as incurred, establishing future policy benefit reserves using different actuarial assumptions, not providing for deferred income taxes and valuing securities on a different basis. The Company's statutory net income for 1996, 1995 and 1994 was $12,884, $3,080 and $3,816, respectively.

 The National Association of Insurance Commissioners ("NAIC") utilized the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital which a life insurance company should have based upon that company's risk profile. As of December 31, 1996, and 1995, based on the RBC formula, the Company's total adjusted capital level was 626% and 709%, respectively, of the minimum amount of capital required to avoid regulatory action.

NOTE 7: COMMITMENTS AND CONTINGENCIES

 State insurance laws generally require that all life insurers who are licensed to transact business within a state become members of the state's life insurance guaranty association. These associations have been established for the protection of policyholders from loss (within specified limits) as a result of the insolvency of an insurer. At the time an insolvency occurs, the guaranty association assesses the remaining members of the association an amount sufficient to satisfy the insolvent insurer's policyholder obligations (within specified limits). Based upon the public information available at this time, management believes the Company has no material financial obligations to state guaranty associations.

 In the normal course of business, the Company is subject to various claims and assessments. Management believes the settlement of these matters would not have a material effect on the financial position or results of operations of the Company.

                          * * * * * *

                                    APPENDIX

The tables below are designed to show the impact of the Market Value Adjustment and withdrawal charge on a single premium of $10,000. Table 1 assumes the premium is allocated to a subaccount with a 10-year Guarantee Period with a guaranteed rate of interest of 5.5%. Table 2 assumes the premium is allocated to a subaccount with a 5-year Guarantee Period with a guaranteed rate of 5.0%. The Market Value Adjustments are based on interpolated current interest rates (defined in the Contract as "B") of 3.5%, 5.5% and 7.5% in the 10 year guarantee table and 3.0%, 5.0% and 7.0% in the 5 year guarantee table. The net subaccount values shown in the tables are the maximum amount available as cash withdrawals. Although the withdrawal charge is in each case a fixed percentage of the amount withdrawn, the amount of the charge for withdrawals made at the end of each year varies as a result of the Market Value Adjustment. Values shown in the tables have been rounded to the nearest dollar, and therefore the figures under the net subaccount value columns may not precisely equal amounts set forth in the subaccount value, plus the Market Value Adjustment, less the withdrawal charge columns.

                                    TABLE 1

                               -------------------------------------------------------------------------------------------------
                                     MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                         INTERPOLATED CURRENT INTEREST RATES OF:
                               -------------------------------------------------------------------------------------------------
                                      3.50%                               5.50%                               7.50%
 -------------------------------------------------------------------------------------------------------------------------------
   END OF                 MARKET      WITH-      NET SUB      MARKET      WITH-      NET SUB      MARKET      WITH-      NET SUB
   CERT.     SUB ACC.     VALUE       DRAWAL     ACCOUNT      VALUE       DRAWAL     ACCOUNT      VALUE       DRAWAL     ACCOUNT
    YEAR       VALUE     ADJUST.      CHARGE      VALUE      ADJUST.      CHARGE      VALUE      ADJUST.      CHARGE      VALUE
 -------------------------------------------------------------------------------------------------------------------------------
     1        10,550      1,920        334        12,137       -0-         282        10,268     (1,603)       239        8,707
     2        11,130      1,784        346        12,569       -0-         298        10,832     (1,517)       257        9,356
     3        11,742      1,632        358        13,017       -0-         314        11,428     (1,412)       276       10,054
     4        12,388      1,462        371        13,480       -0-         332        12,057     (1,288)       297       10,803
     5        13,070      1,274        384        13,960       -0-         350        12,720     (1,143)       319       11,608
     6        13,788      1,065        398        14,456       -0-         369        13,419      (973)        343       12,472
     7        14,547       835         412        14,970       -0-         389        14,157      (777)        369       13,402
     8        15,347       582         426        15,503       -0-         411        14,936      (551)        396       14,400
     9        16,191       307         323        16,174       -0-         317        15,873      (295)        312       15,584
     10       17,081       -0-         -0-        17,081       -0-         -0-        17,081       -0-         -0-       17,081
--------------------------------------------------------------------------------------------------------------------------------

                                    TABLE 2

                              --------------------------------------------------------------------------------------------------
                                     MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                         INTERPOLATED CURRENT INTEREST RATES OF:
                              --------------------------------------------------------------------------------------------------
                                      3.00%                               5.00%                               7.00%
--------------------------------------------------------------------------------------------------------------------------------
   END OF                             WITH-      NET SUB      MARKET      WITH-      NET SUB      MARKET      WITH-      NET SUB
   CERT.     SUB ACC.  MARKET VALUE    DRAWAL    ACCOUNT      VALUE       DRAWAL     ACCOUNT      VALUE       DRAWAL     ACCOUNT
    YEAR       VALUE     ADJUST.      CHARGE      VALUE      ADJUST.      CHARGE      VALUE      ADJUST.      CHARGE      VALUE
--------------------------------------------------------------------------------------------------------------------------------
     1        10,500       818         276        11,041       -0-         256        10,244      (746)        238        9,516
     2        11,025       638         284        11,378       -0-         269        10,756      (593)        254       10,178
     3        11,576       442         293        11,726       -0-         282        11,294      (419)        272       10,885
     4        12,155       230         302        12,083       -0-         296        11,859      (222)        291       11,642
     5        12,763       -0-         -0-        12,763       -0-         -0-        12,763       -0-         -0-       12,763
--------------------------------------------------------------------------------------------------------------------------------

The formulas used in determining the amounts shown in the above tables are as follows:

                                                      Subaccount Value
                             -----------------------------------------------------------------
                                                         1 + Current Interest Rate
(1) Net Subaccount Value =   Withdrawal Factor +   (  -------------------------------)    n/365
                                                       1 + Guaranteed Interest Rate

(2) Withdrawal Charge = Net Subaccount Value X Withdrawal Factor

                                                           1 + Current Interest Rate
(3) Market Value Adjustment = Net          [   1-    (  -------------------------------)    n/365   ]
    Subaccount Value X                                   1 + Guaranteed Interest Rate

(4) Withdrawal Factor is the Lessor of:

     (a) Guaranteed Interest Rate
         ------------------------
                  2

                  or

     (b) 10% in Contract Year 1,
        9% in Contract Year 2,
        8% in Contract Year 3,
        7% in Contract Year 4,
        6% in Contract Year 5,
        5% in Contract Year 6,
        4% in Contract Year 7,
        3% in Contract Year 8,
        2% in Contract Year 9,
        1% in Contract Year 10,
        0% in Contract Year 11 and later

(5) "n" is the number of days remaining in the Guarantee Period of the subaccount, but not less than 365.

                                       A-2